As Filed with the Securities and Exchange Commission on June 3, 2009

Registration Statement No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

INTEGRATED FREIGHT SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

FLORIDA

(State or other jurisdiction of incorporation or organization)

4213

(Primary Standard Industrial Classification Code Number)

26-2669164

(I.R.S. Employer Identification Number)

6371 Business Boulevard,

Suite 200

Sarasota, Florida 34240

1-888-623-4378

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul A. Henley, President

Integrated Freight Systems, Inc.

6371 Business Boulevard

Suite 200

Sarasota, Florida 34240

1-888-623-4378

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jackson L. Morris

3116 W. North A Street

Tampa, Florida 33609-1544

Phone: 813-874-8854

Fax: 800-310-1695

E-mail: jackson.morris@rule144solution.com

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ Smaller reporting company ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐ Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐ Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (4)	Proposed maximum offering price per unit (5)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 par value per share (1)	404,961	$0.57	$0.0014		$23.00
Common stock purchase warrants (2)	404,961	$0	$0.00	$
Common stock, $0.001 par value per share (3)	404,961	$0.50	$202,481		$12.00
			TOTAL		$35.00

(1)   Shares issuable in automatic replacement of shares of PlanGraphics, Inc. upon consummation of merger of PlanGraphics into the registrant. Includes a sufficient number of a additional shares to round up fractional shares or the next whole share.

(2)   Warrants issuable with shares issuable in automatic replacement of shares of PlanGraphics, Inc. upon consummation of merger of PlanGraphics into the registrant.

(3)   Shares issuable upon exercise of the warrants.

(4)   Subject to increase for rounding up of fractional shares and common stock purchase warrants related thereto.

(5)   The proposes maximum offering price per unit has been calculated in accordance with Rule 457(c) using the average of the high and low prices reported in the OTC Bulletin Board on May 28, 2009, or $0.12, multiplied by the reverse split ratio of 244.8598 to arrive at an equivalent post-reverse-split price per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY INFORMATION STATEMENT/PROSPECTUS SUBJECT TO

COMPLETION - DATED JUNE 3, 2009

Integrated Freight Systems, Inc.

Suite 200

6371 Business Boulevard

Sarasota, Florida 34240

Notice of Action by Written Consent to be taken June ____, 2009

TO: The Stockholders of PlanGraphics, Inc.

We Are Not Asking You For A Proxy.

You Are Requested Not To Send Us A Proxy.

A meeting will not be held. The actions described generally below will be approved by Integrated Freight Systems, Inc., as the majority stockholder of PlanGraphics, Inc.

Integrated Freight Systems, Inc., a Florida corporation, the majority stockholder of PlanGraphics, Inc., plans to approve the following proposals by written consent twenty days following the mailing of this information statement/prospectus to stockholders of PlanGraphics, Inc.

Proposal No. 1. A reverse split of PlanGraphics’ issued and outstanding common stock in a ratio of one to 244.8598, which will result in 404,961 shares issued and outstanding held by persons other Integrated Freight Systems.

Proposal No. 2. The sale of PlanGraphics’ operating subsidiary, PlanGraphics, Inc., a Maryland corporation, to John C. Antenucci, PlanGraphics’ current sole director and chief executive officer. In order to distinguish the two companies with the same name, the parent company is referred to as PlanGraphics and the subsidiary company is referred to as PGI.

Proposal No. 3. PlanGraphics’ merger into Integrated Freight Systems, which will result in the conversion of the 404,961 share of PlanGraphics’ common stock held by persons other than Integrated Freight Systems into 404,961 shares of Integrated Freight Systems common stock accompanied by the issue of 404,961 common stock purchase warrants to the persons holding the 404,961 shares.

This document is both (1) an information statement pursuant to Regulation 14C under the Securities Exchange Act of 1934 containing information about the three proposed actions set forth above which are to be approved by written consent of PlanGraphics’ majority stockholder and (2) a prospectus of Integrated Freight Systems with respect to its 404,961 shares of common stock into which the common stock of PlanGraphics will be automatically converted in the merger of PlanGraphics into Integrated Freight Systems, 404,961 common stock purchase warrants to accompany the converted common stock and the 404,961 shares of common stock issuable upon exercise of the common stock purchase warrants.

PlanGraphics’ common stock is quoted on the OTC Bulletin Board under the symbols PGRA. There is no public market for Integrated Freight Systems common stock. As a result of the planned merger of PlanGraphics into Integrated Freight Systems, in which Integrated Freight Systems will succeed to PlanGraphics’ registration pursuant to Section 12(g) of the Securities Exchange Act of 1934, it is expected that PlanGraphics trading symbol will be change to reflect its change of name to Integrated Freight Systems in the planned merger.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 16.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON

THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION

TO THE CONTRARY IS A CRIMINAL OFFENSE.

This information statement/prospectus is dated June __, 2009 and is first being mailed to PlanGraphics’ stockholders on or about that date.

HOW TO OBTAIN A COPY OF INFORMATION INCORPORATED FROM OTHER SOURCES

This information statement/prospectus incorporates important business and financial information about PlanGraphics that is not included in or delivered with this information statement/prospectus. This information is available without charge to security holders upon written or oral request. Please contact Frederick G. Beisser, Chief Financial Officer, PlanGraphics, Inc., 112 East Main Street, Frankfort, KY 40601, telephone (502) 223-1501, to receive a copy of this information. Requests for this information will be honored for twenty days after the date of this information statement/prospectus. This information is also available on the Internet at www.plangraphics.com. See also, “Where You Can Find Additional Information About PlanGraphics”.

HOW TO OBTAIN MORE COPIES OF THIS INFORMATION STATEMENT/PROXY

Only one copy of this information statement/prospectus is being delivered to two or more stockholders who share the same address, unless we have previously received a request from a stockholder sharing the same address with another stockholder to deliver a copy for each stockholder. If you have not already made this request, we will upon your oral or written request promptly deliver another copy of this information statement/prospectus to you at the shared address, if you so desire. To receive your separate copy of the information statement/prospectus, you may call 941-545-7800 or you may send a request to Integrated Freight Systems, Inc., 200, 6371 Business Boulevard, Sarasota, Florida 34240, attn: Paul A. Henley, President. If you are already receiving multiple copies of PlanGraphics’ annual report, proxy statements and information statements at the shared address and would like to receive only one copy in the future, please either call (502) 223-1501 or you may send a request to PlanGraphics, Inc., 112 East Main Street, Frankfort, KY 40601, attn: Frederick G. Beisser, Chief Financial Officer.

PARTIES TO THE TRANSACTIONS

The two parties to the merger transaction described in this information statement/prospectus are:

•       Integrated Freight Systems, Inc., a Florida corporation, with its principal executive offices located at Suite 200, 6371 Business Boulevard, Sarasota, Florida 34240. Its telephone number at that address is 941-545-7800. Integrated Freight Systems does not have a web site. Integrated Freight Systems is a holding company engaged in the motor freight industry.

•         PlanGraphics, Inc., a Colorado corporation, with its principal executive offices located at 112 East Main Street, Frankfort, KY 40601. Its telephone number at that address is (502) 223-1501. Its web site address is www.plangraphics.com. PlanGraphics is a holding company engaged in full life-cycle systems integration and implementation providing a broad range of services in the design and implementation of information technology related to spatial information management in the public and commercial sectors.

ROADMAP TO THE TRANSACTIONS

The following is an explanation of all the transactions related to and of which the proposals described in this information statement/prospectus are a part:

•         Integrated Freight Systems has acquired 401,559,467 shares, or 80.2 percent, of PlanGraphics issued and outstanding common stock.

•         Integrated Freight Systems will approve a reverse stock split in a ratio of one share for each 244.8598 shares outstanding, with the result that PlanGraphics stockholders other than Integrated Freight Systems will own 404,961 shares and Integrated Freight Systems will own 1,639,716 shares.

•         PlanGraphics will transfer all of its assets to PGI, its wholly owned subsidiary, which will assume essentially all of PlanGraphics liabilities, and Integrated Freight Systems will issue 177,170 shares of its common stock to PGI. Integrated Freight Systems will issue 134,852 shares of its common stock in payment of other liabilities of PlanGraphics that are owed principally to John C. Antenucci and Frederick G. Beisser for accrued compensation. The shares Integrated Freight Systems issues to PGI, Mr. Antenucci and Mr. Beisser will be accompanied by an equal number of common stock purchase warrants exercisable at a price of $0.50 for two years.

 •      Integrated Freight Systems will approve the sale of PGI to Mr. Antenucci.

 •         Integrated Freight Systems will approve the plan of merger described below pursuant to which PlanGraphics will be merged into Integrated Freight Systems, and cease to exist as a separate corporation.

•         In the merger, the 404,961 issued and outstanding shares of PlanGraphics owned by stockholders other than Integrated Freight Systems will be converted automatically into 404,961 shares of Integrated Freight Systems and the issued and outstanding shares of PlanGraphics owned by Integrated Freight Systems will become treasury shares and be cancelled. In addition, Integrated Freight Systems will issue 404,961 non-transferable common stock purchase warrants to the former stockholders of PlanGraphics, excluding itself. The warrants will exercisable at a price of $0.50 per share for two years.

•         Integrated Freight Systems will succeed to PlanGraphics' registration under Section 12(g) of the Securities Exchange Act of 1934.

In furtherance of the transactions outlined above, and to comply with the requirements of the Colorado Business Corporation Act, Integrated Freight Systems, as the majority stockholder of PlanGraphics, plans to approve by written consent the proposals set forth in the Notice to PlanGraphics Stockholder on the cover page. This approval will occur twenty days following the mailing of this information statement/prospectus to PlanGraphics stockholders.

Integrated Freight Systems believes that the transactions described above are in the best interest of PlanGraphics stockholders and its own stockholders. Integrated Freight Systems believes these transactions are essential to the achievement of greater market value per share than would be possible if PlanGraphics were to continue in its current business. PlanGraphics has advised that payment of cash for redemption of the preferred stock, as described below, would not have been possible, and the failure to redeem upon request would have caused PlanGraphics to be in default on this senior security and would have forced PlanGraphics to seek reorganization or liquidation in bankruptcy. Revenues from PlanGraphics continuing operations have been insufficient to sustain both the costs of its operations and the costs associated with being a registered and publicly traded company.

DISSENTER'S RIGHTS

PlanGraphics is incorporated in Colorado. PlanGraphics’ stockholders do not have dissenter’s rights arising from PlanGraphics’ planned merger into Integrated Freight Systems, under §7-113-102 of the Colorado Business Corporation Act because PlanGraphics has more than two thousand stockholders of record now and is expected to have at least two thousand stockholders of record on the date the action by written consent is to be taken by Integrated Freight Systems.

PERSONS WHO HAVE AN INTEREST IN THE MATTERS TO BE ACTED UPON

John C. Antenucci is now PlanGraphics’ sole director and its chief executive officer, but as a result of the merger he will hold no positions with the surviving company – Integrated Freight Systems. Mr. Antenucci has an interest in approval of the sale of PGI to him, as a result of which he will be the sole stockholder of PGI. As a result of this sale, PlanGraphics will cease to be in its current business. In satisfaction of deferred compensation due from PlanGraphics, Mr. Antenucci will also receive 59,327 shares of common stock and 59,327 common stock purchase warrants from Integrated Freight Systems in a transaction related to his purchase of PGI. The common stock purchase warrants will be exercisable for a two year period at a price of $0.50 per share. Mr. Antenucci’s vote as a director and as a stockholder is not required for approval of the sale of PGI to him, however, his approval is indicated by his agreement to purchase PGI and to enter into the other transactions described in this information statement/prospectus.

PLANGRAPHICS' VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

PlanGraphics’ issued and outstanding common stock is the only security it has that is entitled to vote or give consents on the proposals made by Integrated Freight Systems. PlanGraphics has 500,718,173 shares issued and outstanding on the date of this information statement/prospectus. Integrated Freight Systems believes that PlanGraphics does not intend to issue any additional shares prior to the date the action by written consent is to be taken by Integrated Freight Systems.

A vote in favor of or consent to the actions described in this information statement by a majority of the issued and outstanding shares of common stock is required for approval of these actions. Integrated Freight Systems owns 401,599,467 shares, or 80.2 percent, of PlanGraphics issued and outstanding common stock. Integrated Freight Systems is able and intends to approve the actions described in this information statement/prospectus without the vote or consent of any other holder of common stock. Integrated Freight Systems has proposed these actions and will give its consent in approval of them.

The following table identifies PlanGraphics’ principal stockholders, who include:

- each of PlanGraphics’ directors and executive officers,

- PlanGraphics’ directors and executive officers as a group, and

- others who own more than five percent of PlanGraphics’ common stock.

We believe each of these persons has sole voting and investment power over the shares they own, except as noted. The address of PlanGraphics’ directors and executive officers is PlanGraphics’ address.

	Number of Shares
Name	Before Reverse Split	After Reverse Split		Percent
John C. Antenucci, PlanGraphics’ sole director and chief executive officer	12,655,025	51,683	(1)	2.53%
Frederick G. Beisser, PlanGraphics’ chief financial officer	1,479,900	6,044	(2)	* %
Directors & executive officers as a group (2 persons)	14,134,925	57,727		2.82%
Integrated Freight Systems, Inc.	401,599,467	1,640,120		80.20%
Suite 200, 6271 Business Boulevard, Sarasota, FL 34240
*	Less than one percent.

(1)   The pre and post-split number of shares includes 6,610,790 shares of common stock issuable pursuant to the exercise of options and 205,000 shares of common stock owned by Mr. Antenucci's spouse and minor child, for which he is deemed to be a beneficial owner. This table does not include shares of Integrated Freight Systems to be issued to Mr. Antenucci in transactions described in this information statement/prospectus.

(2)   The pre and post-split number of shares includes 1,000,000 shares of common stock issuable pursuant to the exercise of options. This table does not include shares of Integrated Freight Systems to be issued to Mr. Beisser in transactions described in this information statement/prospectus.

PlanGraphics board of directors is not taking a position on any of the transactions that will be approved solely by Integrated Freight Systems acting as PlanGraphics controlling stockholder. Mr. Antenucci, in his capacity of the sole director of PlanGraphics, is not a disinterested party with respect to the sale of PGI to him.

INTEGRATED FREIGHT SYSTEMS' RECENT PURCHASE OF CONTROL OF PLANGRAPHICS

Integrated Freight Systems effectively acquired 401,599,467 shares of PlanGraphics’ common stock which now owns on May 18, 2009 by purchase and redemption of 500 shares of PlanGraphics’ preferred stock. PlanGraphics sold the preferred stock to Nutmeg/Fortuna Fund LLLP as described below. Integrated Freight Systems paid Nutmeg/Fortuna $167,000 in the form of its one-year promissory note and 1,307,822 shares of its common stock. As issued, PlanGraphics’ preferred stock, which was non-voting, was redeemable only for cash and not redeemable for common stock. Nutmeg/Fortuna made a request for redemption of the preferred stock, which PlanGraphics was obligated to honor by payment of cash for the principal amount of $500,000 plus accrued and unpaid dividends of $162,573.12 within sixty days following receipt of the request. Nutmeg/Fortuna Fund offered to accept shares of PlanGraphics common stock in lieu of cash, provided that the redemption could be made only by its transferee, which was to be Integrated Freight Systems. PlanGraphics issued its common stock in redemption of the preferred stock on June 2, 2009, resulting in Integrated Freight Systems acquiring control of PlanGraphics. Integrated Freight Systems has made the proposals described in the Notice to PlanGraphics Stockholders to complete several conditions subsequent to Integrated Freight Systems’ purchase and redemption of PlanGraphics’ preferred stock.

EVENTS LEADING TO INTEGRATED FREIGHT SYSTEMS’ PURCHASE OF CONTROL OF PLANGRAPHICS

PlanGraphics, its clients and primary market were detrimentally impacted by the attacks of September 11, 2001. Though work with a major customer continued during the response to the 9/11 attack and the ensuing recovery operations, the customer fell seriously behind in its payments to PlanGraphics, peaking in excess of at $2.5 million; the payments in arrears not being satisfied until December, 2003. The relatively limited working capital remaining after a previous rights offering was insufficient to sustain PlanGraphics while awaiting payment for the overdue amounts. As a consequence PlanGraphics was seriously stressed financially. The stress caused significant delays in meeting payroll and subcontractor payments, caused attrition among the professional and technical staff, required reduction of previous significant levels of sales and marketing activities and generated concerns in the market regarding PlanGraphics ability to service customers. PlanGraphics has not been able to recover from the stress point that caused constrained cash flows, delays in payroll and expense reimbursements.

As disclosed in its SEC filings, PlanGraphics retained the assistance of third party consultants and investment bankers beginning in 2001 and through 2007, seeking ways to create value for its stockholders through strategic initiatives or the sale to or merger of all or part of its organization with a third party. Discussions and negotiation with multiple firms were held during the intervening time period without success. To obtain relief from constrained cash flow exacerbated by increased cost of regulatory compliance, PlanGraphics sold 500 shares of mandatory redeemable preferred stock with a twelve percent cumulative dividend and a warrant exercisable for eighty percent of PlanGraphics’ common shares, among other terms, to the Nutmeg Group and its managed funds of Northbridge, Illinois for $500,000 on August 21, 2006. Nutmeg failed to exercise its control warrant before its expiration.

Even though PlanGraphics was unable to repay the preferred stock by February 17, 2007, Nutmeg did not request redemption as it was permitted to do. With the onset of the economic downturn and its impact on PlanGraphics' primary customer base of state and local governments, it became increasingly difficult to generate sufficient cash flow to meet the costs of PlanGraphics associated with its obligations to file reports with the SEC. In January 2009, PlanGraphics borrowed $30,000 from Nutmeg Group’s associated fund on a convertible debenture note for the purpose of paying its outside auditor for previous work and to initiate the review of its first quarter report on Form 10-Q. The debenture is convertible by the lender into common shares of PlanGraphics. PlanGraphics has been unable to pay the debenture according to its terms. PGI will assume the debenture in the transactions involving Integrated Freight Systems described in this information statement/prospectus.

In February 2009, Nutmeg Group introduced PlanGraphics to Integrated Freight Systems with the objective of creating a transaction that would both benefit Integrated Freight Systems and achieve greater value for the Nutmeg Group’s associated fund’s investment, together with all stockholders, in PlanGraphics. Negotiations among the parties has culminated in agreements for the transactions described in this information statement/prospectus. Nutmeg Group’s associated fund holding the preferred stock submitted a redemption request on May 15, 2009 for the cash redemption of the $500,000 principal of, plus accrued and unpaid dividends on, the preferred stock. The redemption request included an offer for redemption of the preferred stock and accrued and unpaid dividends by the issuance of PlanGraphics’ common stock, the number of shares to be determined by dividing the redemption amount by $0.0016, which represented the per share volume weighted average of the highest and lowest closing prices for the PlanGraphics’ common stock published by OTC Bulletin Board for the period of February 15 to April 15, 2009. This offer was preconditioned on the sale of the preferred stock to Integrated Freight Systems. Being unable to redeem the preferred stock for cash now or in the foreseeable future, if ever, PlanGraphics accepted the offer to redeem the preferred stock through the issuance of 401,599,467 shares of common stock to Integrated Freight Systems, subsequent to the Nutmeg Group’s associated fund’s sale of the preferred stock to Integrated Freight Systems.

EXPLANATION OF PROPOSALS TO BE APPROVED BY INTEGRATED FREIGHT SYSTEMS

PROPOSAL NO. 1.

A reverse split of PlanGraphics’ issued and outstanding common stock in a ratio of one to 244.8598.

The resolution to be approved by Integrated Freight Systems will cause a reduction in the 500,781,173 issued and outstanding shares of PlanGraphics to 2,044,918, subject to rounding up of each fractional share held by any stockholder to the next whole share. Holders of PlanGraphics common stock other than Integrated Freight Systems will hold 404,961 shares, subject to rounding up. The par value of the common stock and the total number of authorized shares will not be changed. All holders of common stock will be treated equally, nor will articles of amendment be required.

As noted above, Integrated Freight Systems believes the transactions described in this information statement/prospectus will increase stockholder value. Prior to the acquisition of PlanGraphics common stock by Integrated Freight Systems, all of PlanGraphics’ 99,158,706 shares of common stock had the following aggregate public market value:

$0.0024	High price within the sixty day period prior to redemption	$237,981
$0.0017	Weighted average price within the sixty day period prior to redemption	$168,570
$0.0012	Price at May 29, 2009	$118,990

The post split value of the 404,961 shares held by PlanGraphics stockholders other than Integrated Freight Systems will have a post split equivalent market price of $0.57 per share. Following the merger described below, these stockholders will own two percent of Integrated Freight Systems and hold warrants entitling them to purchase 404,961 shares of Integrated Freight Systems’ common stock at a price of $0.50 per share for two years. Integrated Freight Systems believes that its operating performance will be better than PlanGraphics has achieved and could be expected to achieve in the foreseeable future. The reverse split is essential to completion of Integrated Freight Systems’ plan to become a registered, publicly traded company and provide greater value to all of its stockholders. There is, however, no assurance that the public market price for Integrated Freight Systems’ common stock will equal or exceed $0.57 per share.

Integrated Freight Systems has considered certain negative factors often associated with a reverse stock split. These factors included the negative perception of reverse stock splits held by some investors, analysts and other stock market participants; the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels; the adverse effect on liquidity that might be caused by a reduced number of shares outstanding and in the public float; and costs that may be associated with implementing a reverse stock split. Integrated Freight Systems believes that replacement of PlanGraphics’ business with the entirely new business of Integrated Freights Systems will partially or fully overcome these negative perceptions.

The effective date of the reverse split will be the date of approval by Integrated Freight Systems. At the effective date of the reverse split, the holders of record of PlanGraphics’ common stock would normally be able to exchange their old share certificates for share certificates representing the new number of shares resulting from the reverse split. New stock certificates for PlanGraphics will not be printed, however, and the exchange will be deferred until after the merger of PlanGraphics into Integrated Freight Systems, described in Proposal No. 3, below.

PROPOSAL NO. 2.

The sale of PlanGraphics’ operating subsidiary, PlanGraphics, Inc., a Maryland corporation, (PGI) to John C. Antenucci, PlanGraphics’ director and chief executive officer.

The resolution to be approved by Integrated Freight Systems will authorize the sale of PGI to Mr. Antenucci. PlanGraphics conducts all of its operations in PGI, which is also named PlanGraphics, Inc. The following are elements of the transfer of assets and sale of PGI to Mr. Antenucci.

•	PlanGraphics will transfer all of its assets to PGI, excluding the stock PlanGraphics owns in PGI.
•	PGI will assume all of PlanGraphics’ debts and obligations, excluding $28,000 in auditing fees.
•	PlanGraphics will sell the stock of PGI to Mr. Antenucci.
•

Mr. Antenucci will pay for the stock of PGI by (1) relieving PlanGraphics from its obligation to make severance payments and forego any claim associated with the obligation pursuant to Mr. Antenucci’s Executive Employment Agreement, and (2) voluntarily terminating his Executive Employment Agreement.

Transactions related to the sale of PGI to Mr. Antenucci are as follows:

•

PGI will release PlanGraphics from all inter company loans and obligations in exchange for 177,170 shares of Integrated Freight Systems common stock and an equal number of common stock purchase warrants, exercisable for two years at a price of $0.50 per share.

•

Mr. Antenucci will release PlanGraphics from its obligation to pay deferred amounts and reimbursements and forego any claims associated therewith in exchange for 59,327 shares of Integrated Freight Systems common stock, an equal number of common stock purchase warrants, exercisable for two years at a price of $0.50 per share, and PGI maintaining tail coverage for three years under its directors and officers liability insurance.

•

Mr. Beisser will release PlanGraphics from all severance payments pursuant to his Executive Employment Agreement in exchange for 75,525 shares of Integrated Freight Systems common stock, an equal number of common stock purchase warrants, exercisable for two years at a price of $0.50 per share, and PGI maintaining tail coverage for three years under its directors and officers liability insurance.

•

PGI, Mr. Antenucci and Mr. Beisser will each enter into lockup and leak-out agreement with Integrated Freight Systems limiting the resale of its common stock into the public securities market. See “Description of Our Common Stock – Lockup – Leak-out Agreements”.

The sale of PGI is an integral part of Integrated Freight Systems' plan to utilize PlanGraphics’ registration under Section 12(g) the Securities Exchange Act of 1934 as its vehicle to achieve its own registration under that act by succession to PlanGraphics’ registration and to obtain a public stockholder base with an existing public market. Integrated Freight Systems is engaged in the acquisition and operation of motor freight companies. Integrated Freight Systems does not want to be engaged in the business currently conducted by PlanGraphics. That current business has demonstrated, in the view of Integrated Freight Systems and PlanGraphics’ management, that it is not a suitable business, as it has been and will be conducted, for a registered, publicly traded company. Integrated Freight Systems believes the sale of PGI is in the best interest of PlanGraphics’ existing stockholders and its own stockholders because the sale, among other things described in this information statement/prospectus, eliminates PlanGraphics liabilities and obligations under executive employment agreements and essentially all other liabilities.

PROPOSAL NO. 3.

PlanGraphics’ merger into Integrated Freight Systems.

The resolution to be approved by Integrated Freight Systems will authorize the merger of PlanGraphics into Integrated Freight Systems, with the following outcome:

•

The 404,961 shares of PlanGraphics common stock held by stockholders other than Integrated Freight Systems will be automatically converted into 404,961 shares, or two percent, of Integrated Freight Systems common stock subject to round up of fractional shares.

•

Integrated Freight Systems will simultaneous issue 404,961 non transferable common stock purchase warrants, one warrant for each share, to the former stockholders of PlanGraphics other than Integrated Freight Systems, each warrant exercisable for the purchase of one share of Integrated Freight Systems’ common stock at a price of $0.50 within two years.

•	The 401,559,467 shares of PlanGraphics owned by Integrated Freight Systems will become treasury stock and be cancelled.
•	Integrated Freight Systems will be the surviving corporation in the merger.
•	PlanGraphics will be the disappearing corporation in the merger.
•

The rights of PlanGraphics stockholders and the obligations and duties to them of the corporation in which they own stock following the merger will be governed by the Florida Business Corporations Act and not the Colorado Business Corporations Act.

•

Value of the shares the PlanGraphics stockholders continue to hold as converted into Integrated Freight Systems will depend on the operating performance of and other factors related to its business in motor freight transportation and not PlanGraphics’ current business.

•	Integrated Freight Systems will apply to FINRA for a new trading symbol, which will be publicly announced immediately following issuance.
•	Integrated Freight Systems will commence filing reports pursuant to §13 of the Securities Exchange Act of 1934, as the successor to PlanGraphics’ registration.

The effective date of the merger will be the date on which articles of merger are filed in Colorado by PlanGraphics and in Florida by Integrated Freight Systems which is expected to occur simultaneously following the approval of the merger by written consent of Integrated Freight Systems. Immediately following the effective date of the merger, at a date to be announced, the holders of record of PlanGraphics’ common stock will be able to exchange their old PlanGraphics share certificates for Integrated Freight Systems share certificates representing the new number of shares ensuing from the reverse split and the merger.

NO MERGER AGREEMENT

No parties have entered into an agreement for the merger of PlanGraphics into Integrated Freight Systems. The merger will be a statutory merger under Colorado and Florida corporation law which Integrated Freight Systems will undertake by virtue of its controlling interest in PlanGraphics. A vote of Integrated Freight Systems’ stockholders under the Florida Business Corporation Act is not required because Integrated Freight Systems owns more than eighty percent of the voting securities of PlanGraphics. However, a vote or approval of PlanGraphics’ stockholders is required by the Colorado Business Corporation Act because Integrated Freight owns less than ninety percent of PlanGraphics voting securities.

ACCOUNTING AND TAX MATTERS

The merger of PlanGraphics into Integrated Freight will be treated under generally accepted accounting principles as a purchase of PlanGraphics by Integrated Freight Systems. The existing operations of PlanGraphics will be accounted for as discontinued operations.

Reverse Stock Split

The reverse split is intended to qualify as a tax free reorganization under §354 as described in §368(a)(1)(E), a “recapitalization”, of the Internal Revenue Code of 1986. The receipt of the new common stock ensuing from the reverse split, solely in exchange for the old common stock held prior to the reverse split is not expected to result in recognition of gain or loss to the stockholders. The aggregate tax basis of the post-split shares received in the reverse split (including any fraction of a new share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the pre-split shares. The holding period of the shares of common stock to be received in the reverse split will generally include the holding period of the pre-split shares.

Merger of PlanGraphics into Integrated Freight Systems

The merger is intended to qualify as a tax free reorganization pursuant to §354 as described in §368(a)(1)(A), a “statutory merger”, of the Internal Revenue Code of 1986. Neither Integrated Freight Systems nor PlanGraphics is expected to recognize any gain or loss in connection with the merger. The receipt of the new common stock of Integrated Freight Systems ensuing from the merger by PlanGraphics stockholders, solely in exchange for the old common stock of PlanGraphics held prior to the merger is not expected to result in recognition of gain or loss to the stockholders. The aggregate tax basis of the post-merger shares received in the merger will be the same as the stockholder’s aggregate tax basis in the pre-merger shares. The holding period of the shares of common stock to be received in the merger will generally include the holding period of the pre-merger shares.

The IRS may not agree with this tax treatment

No party has obtained a legal opinion regarding the federal income tax treatment of either the reverse stock split or the merger, nor has a ruling by the Internal Revenue Service been obtained. These views regarding the tax consequences of the reverse split and the merger are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or the courts would accept the positions expressed above. The state and local tax consequences of the reverse split and the merger may vary significantly as to each stockholder, depending on the state in which such stockholder resides. Each PlanGraphics stockholder is encouraged to seek his or her own tax advice.

COMPARISON OF STOCKHOLDER RIGHTS

The rights of stockholders under the Colorado Business Corporation Act and under the Florida Business Corporation Act are equivalent.

DOCUMENTS INCORPORATED BY REFERENCE AND WHERE YOU CAN FIND THEM

PlanGraphics files reports with the U.S. Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934. PlanGraphics’ annual report on Form 10-KSB for the year ended September 30, 2008, quarterly report on Form 10-Q for the six month period ended March 31, 2009, reports on Form 8-K filed on May 18, 2009 and on June 1, 2009 and all reports files subsequently thereto are incorporated herein by reference.

You may read and copy any reports and other materials filed by PlanGraphics with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at which you may obtain all reports, proxy and information statements, and other information regarding PlanGraphics that it files with the SEC. The address of that web site is http://www.sec.gov. The above information is also available at www.plangaphics.com.

PlanGraphics’ existing operations will be discontinued as a result of the transfer of all of PlanGraphics' assets to PGI and the sale of PGI to Mr. Antenucci as described in “Roadmap to the Transactions” and elsewhere in this information statement/prospectus. Therefore information regarding those operations to be discontinued is deemed to be not material to the operations of  Integrated Freight Systems following the merger of PlanGraphics into it and to the investment decision regarding the proposed merger, which Integrated Freight System has made.

INFORMATION ABOUT INTEGRATED FREIGHT SYSTEMS

In the remainder of this information statement/prospectus, “we”, “our” and “us" refer to Integrated Freight Systems and includes our wholly owned subsidiaries, Morris Transportation and Smith Systems Transportation.

SUMMARIES OF REFERENCED DOCUMENTS

This information statement/prospectus contains references to, summaries of and selected information from agreements and other documents. These agreements and documents are filed as exhibits to the registration statement of which this information statement/prospectus is a part. The summaries of and selected information from those agreements and other documents are qualified in their entirely by the full text of the agreements and documents, which you may obtain from the Public Reference Section of or online from the U.S. Securities and Exchange Commission. See “Where You Can Find Additional Information About Us And Exhibits” for instructions as to how to access and obtain this information. Whenever we make reference in this information statement/prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement of which this information statement/prospectus is a part for copies of the actual contract, agreement or other document.

FORWARD-LOOKING STATEMENTS

This information statement/prospectus contains forward-looking statements that involve risks and uncertainties. We may, in some cases, use words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” or “may,” or other such words and use verbs in the future tense that convey uncertainty of future events or outcomes to identify these forward-looking statements. There are a number of important factors beyond our control that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss in this information statement/prospectus under the caption “Risk Factors”, as well as elsewhere in this information statement/prospectus. You should read these factors and the other cautionary statements made in this information statement/prospectus as being applicable to all related forward-looking statements wherever they appear in this information statement/prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

INTEGRATED FREIGHT SYSTEMS DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION

Results of Operations and four month period ended December 31, 2008

                For the four month period ended December 31, 2008, our pro forma consolidated results of operations reflect the inception period from the date of acquisition of our operating subsidiaries beginning on September 1 through December 31, 2008.

•	Revenues were $6,586,581

•	Net loss was $(619,574)

•	Net loss per diluted share was $(0.05)

                Our industry has been facing significant challenges due to weak demand for transportation and pricing competition.

                 During this period, price competition has remained intense during the quarter, and we have experienced a high level of bid activity in the quarter.  This activity has now tapered off to a more normal pace.   While we do not underestimate the pricing challenges ahead of us, we believe our model provides us with the flexibility to respond appropriately in this environment.

Results of Operations for four month period ended December 31, 2008

Revenues	$ 6,586,581
Operating Expenses	6,986,729
Income before other operating expenses	(400,148)
Interest and other (expenses)/income net	(213,830)
Minority interest in subsidiary	(5,596)
Net loss to shareholders net of minority interest in subsidiary	(619,574)
Weighted average shares outstanding	11,673,176
Net loss per fully diluted share	$ (0.05)

Liquidity and Capital Resources

                 The growth of our business will continue to require, a significant investment in new revenue equipment.  Our primary source of liquidity in the near term will be funds provided by investment and limited internally generated cash flow.

                  We generated significant cash flow from operations during the first quarter of 2008.  Net cash provided by operating activities was $513,845. Depreciation and amortization accounted for $748,794 of non cash expenses. Net cash provided by investment activities was $673,028.

                    Net cash used in financing activities was approximately $1.14 million for the four months ended December 31, 2008.  The decrease in cash used in financing activities is primarily due to repayment of long term debt.

                     Shareholder equity for the consolidated companies was $683,417.

                      We will continue to have significant capital requirements over the long-term, which may require us to incur debt or seek additional equity capital.  The availability of additional capital will depend upon prevailing market conditions, the market price of our common stock, and several other factors over which we have limited control, as well as our financial condition and results of operations.  Nevertheless, based on our recent operating results, current cash position, anticipated future cash flows, and sources of financing that we expect will be available to us, we do not expect that we will experience any significant liquidity constraints in the foreseeable future.

Critical Accounting Policies and Estimates

                    The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires that management make a number of assumptions and estimates that affect the reported amounts of assets, liabilities, revenue, and expenses in our consolidated financial statements and accompanying notes.  Management bases its estimates on historical experience and various other assumptions believed to be reasonable.  Although these estimates are based on management's best knowledge of current events and actions that may impact us in the future, actual results may differ from these estimates and assumptions.  Our critical accounting policies are those that affect, or could affect our financial statements materially and involve a significant level of judgment by management.  The accounting policies we deem most critical to us include, revenue recognition, depreciation, claims accrual, accounting for income taxes and share based payments.  There have been no significant changes to our critical accounting policies and estimates during the four months ended December 31, 2008.

Controls and Procedures

Regulation S-K - Item 4T CONTROLS AND PROCEDURES

307 – Disclosure controls and procedures: As of the quarter ended December 31, 2008, we did not carry out an evaluation of the effectiveness of our disclosure controls and procedures, with the participation of our principal executive and principal financial officers, because we were not a registered company at that time. Disclosure controls and procedures are defined in Exchange Act Rule 15d–15(e) as “controls and other procedures of an issuer that are designed to ensure that information required to be disclosed by the issuer in the reports that it files or submits under the Act (15 U.S.C. 78a et seq.) is recorded, processed, summarized and reported, within the time periods specified in the Commission's rules and forms and include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Act is accumulated and communicated to the issuer's management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.” If we had undertaken such evaluation, our president/chief executive officer would have concluded that, as of December 31, 2009, such disclosure controls and procedures were not effective. We did not have a chief financial officer at that date.

308T(b) – Changes in internal control over financial reporting: We did not have any nor did we adopt or make any changes to internal control over financial reporting during the quarter ended December 31, 2009.

Limitations on the Effectiveness of Internal Control: Our management does not expect that our disclosure controls and procedures or our internal control over financial reporting, when adopted, will necessarily prevent all fraud and material errors. An internal control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations on all internal control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, and/or by management override of the control. The design of any system of internal control is also based in part upon certain assumptions about risks and the likelihood of future events, and there is no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in circumstances and the degree of compliance with the policies and procedures may deteriorate. Because of the inherent limitations in a cost-effective internal control system, financial reporting misstatements due to error or fraud may occur and not be detected on a timely basis.

RISK FACTORS

In addition to the forward-looking statements outlined previously in this information statement/prospectus and other comments regarding risks and uncertainties included in the description of our business, the following risk factors should be carefully considered when evaluating our business. Our business, financial condition or financial results could be materially and adversely affected by any of these risks. The following risk factors do not include factors or risks which apply to or may be experienced by motor freight companies in general or which arise or result from general economic conditions.

The terms of our amended secured acquisition notes enable the stockholders of the acquired companies to recover their companies if we default on our obligations.

The amended promissory notes we have given to the purchase both of our subsidiary companies we have acquired are secured by a pledge of the stock in the acquired companies. In the event of our breach of the promissory notes, the persons from whom we acquired the companies may realize on the collateral and recover their ownership of our subsidiary companies. Our breach of the promissory notes and the resulting loss of our operating subsidiaries would have a material adverse effect on our business. If this were to occur, we would have either a material reduction in our business or we would not have any business. Events of default include:

•	Failure to make timely payments on the amended notes and other amounts;
•	Failure to refinance certain equipment loans such that personal guaranties are eliminated; and
•	Failure to achieve a public market for our common stock; and
•	Performance of other obligations.

The time period after which each of the foregoing events of default become defaults are subject to extension by mutual agreement between the persons from whom we have acquired the companies and us. There is no assurance we will be able to prevent one or more of these events of default from occurring. See “Our Business – Terms of Our Acquisitions”.

We may experience difficulty in combining and consolidating the management and operations of our acquired companies which could have a material adverse impact on our operations and financial performance.

We have purchased our operating subsidiaries and expect any additional subsidiaries we purchase to be made from the founders and management of the acquired companies, all of whom have been responsible for their own businesses and methods of operations as independent business owners. While these individuals will continue to be responsible to a degree for the continuing operations of our operating subsidiaries, we intend to centralize and standardize many areas of operations. Notwithstanding that many of these individuals from whom we have and plan to acquire our operating subsidiaries will serve on our board of directors, we may be unable to develop a cohesive corporate culture in which these individuals will be willing to forego their former independence. Our inability to successfully combine and consolidate the policies, procedures and operations of our subsidiaries can be expected to have a material adverse effect on our business and prospects, financial and otherwise.

If we are unable to successfully execute our growth strategy, our business and future results of operations may suffer.

Our growth strategy includes the acquisition of additional motor freight companies to increase revenues, to selectively expand our geographic footprint and to broaden the scope of our service offerings. If we are unable to acquire additional motor freight companies at prices that meet our financial model, our growth will be limited to expanding sales and reducing expenses in our existing subsidiaries.

We are significantly dependent on the continued services of Paul A. Henley to realize our growth strategy.

We are dependent upon the vision and efforts of Mr. Henley, our founder and principal stockholder, for the realization of our growth strategy. In the event Mr. Henley’s services were to be unavailable to us, our continued activity to expand our business operations through acquisition could be substantially impaired or be abandoned.

Our management owns more than a majority of our outstanding common stock and outside stockholders will be unable to influence management decisions or elect their nominees to our board of directors, if they should so desire.

Our management will control 62.05 percent and 58.19 percent, respectively before and after the merger and including the issue of 600,000 shares to one of our directors and officers in the event of conversion of a secured promissory note, of our issued and outstanding common stock following the completion of the merger with PlanGraphics described in this information statement/prospectus. All corporate actions involving amendment of our articles of incorporation (such as name change and increase in authorized shares), election of directors and other extraordinary actions and transactions such as certain mergers, consolidations and recapitalizations and sales of all or substantially all of our assets, require the approval of only a majority of the issued and outstanding shares of our common stock. Accordingly, our management will be able to approve any such actions and transactions and elect all directors even if all of the outside stockholders oppose such transactions, or in the case of directors, nominate other persons for election. Outside, minority stockholders will be unable to effect changes in our management or in our business.

We have significant ongoing cash requirements and expect to incur additional cash requirements that could limit our growth and adversely affect our profitability if we are unable to obtain sufficient financing.

Our business is capital intensive, involving the frequent purchase of new power units and trailers. In addition, we have issued and expect to continue issuing promissory notes for the cost of acquisitions. Due to the existing uncertainty in the capital and credit markets, capital and loans may not be available on terms acceptable to us. If we are unable in the future to generate sufficient cash flow from operations or borrow the necessary capital to fund our operations and acquisitions, we will be forced to operate our equipment for longer periods of time and to limit our growth, which could have a material adverse effect on our operating results. In addition, our business has significant operating cash requirements. If our cash requirements are high or our cash flow from operations is low during particular periods, we may need to seek additional financing, which may be costly or difficult to obtain. If any of the financial institutions that have extended credit commitments to us are or continue to be adversely affected by current economic conditions and disruption to the capital and credit markets, they may become unable to fund borrowings under their credit commitments or otherwise fulfill their obligations to us, which could have a material and adverse impact on our financial condition and our ability to borrow additional funds, if needed, for working capital, capital expenditures, acquisitions and other corporate purposes.

We derive twenty-five percent of our revenue from four customers, the loss of one or more of which could have a material adverse effect on our business.

For the period ended December 31, 2008, our top four customers, based on revenue, accounted for approximately twenty-five percent of our revenue. A reduction in or termination of our services by one or more of our major customers could have a material adverse effect on our business and operating results. A default in payments of invoices by one or more of these customers could have a material adverse effect on our financial condition. See “Our Business – Our customers and marketing”.

Our operations are subject to various environmental laws and regulations, the violation of which could result in substantial fines or penalties.

We are subject to various federal, state and local environmental laws and regulations dealing with the handling and transportation of hazardous materials ("hazmat") and waste ("hazwaste") (which is a material portion of our existing business). We operate in industrial areas, where truck terminals and other industrial activities are located, and where groundwater or other forms of environmental contamination have occurred. Our operations involve the risks of fuel spillage or seepage, environmental damage and hazardous waste disposal, among others. If a spill or other accident involving fuel, oil or hazardous substances occurs, or if we are found to be in violation of applicable laws or regulations, it could have a material adverse effect on our business and operating results. One of our subsidiaries specializes in transport of hazardous materials and waste. If we should fail to comply with applicable environmental laws and regulations, we could be subject to substantial fines or penalties, to civil and criminal liability and to loss of our licenses to transport the hazardous materials and waste. Under certain environmental laws, we could also be held responsible for any costs relating to contamination at our past facilities and at third-party waste disposal sites. Any of these consequences from violation of such laws and regulations could be expected to have a material adverse effect on our business and prospects, financial and otherwise.

The Environmental Protection Agency has issued regulations that require progressive reductions in exhaust emissions from diesel engines through 2010. These regulations are expected to result in higher prices for power units and increased fuel and maintenance costs, and there is no assurance that continued increases in pricing or costs will not have an adverse effect on our business and operations.

Our information management systems are diverse, may prove inadequate and may be difficult to integrate or replace.

We depend upon our information management systems for many aspects of our business. Each company we acquire will have its own information management system with which its employees are acquainted. None of these systems may be adequate to our consolidated operations and may not be compatible with a centralized information management system. We expect to require additional software to initially integrate existing systems or to ultimately replace these diverse systems. Switching to new information management systems is often difficult, resulting in disruption, delays and lost productivity, which could impact our dispatching, collections and other operations. Our business will be materially and adversely affected if our information management systems are disrupted or if we are unable to improve, upgrade, integrate, expand or replace our systems as we continue to execute our growth strategy.

Increases in driver compensation or difficulty in attracting drivers could affect our profitability and ability to grow.

In recent years, the transportation industry has experienced substantial difficulty in attracting and retaining qualified drivers, including independent contract drivers. With increased competition for drivers, we could experience greater difficulty in attracting sufficient numbers of qualified drivers. In addition, due in part to current economic conditions, including the cost of fuel and insurance, the available pool of independent contractor drivers is smaller than it has been historically. Accordingly, we may and periodically do face difficulty in attracting and retaining drivers for all of our current tractors and for those we may add. We may face difficulty in increasing the number of our independent contractor drivers. In addition, our industry suffers from high turnover rates of drivers. Our turnover rate requires us to recruit a substantial number of drivers. Moreover, our turnover rate could increase. If we are unable to continue to attract drivers and contract with independent contractors, we could be required to continue adjusting our driver compensation package beyond the norm or let equipment sit idle. An increase in our expenses or in the number of power units without drivers could materially and adversely affect our growth and profitability. Our operations may be affected in other ways by a shortage of qualified drivers in the future, such as temporary under-utilize our fleet and difficulty in meeting shipper demands. If we encounter difficulty in attracting or retaining qualified drivers, our ability to service our customers and increase our revenue could be adversely affected.

Interest Rate Risk

We are subject to interest rare risk to the extent we borrow against our line of credit or incur debt in the acquisition of revenue equipment or otherwise. We attempt to manage our interest rate risk by managing the amount of debt we carry. We did not have any debt outstanding at March 31, 2009, and therefore had no market risk related to debt.

Commodity Price Risk

We also are subject to commodity price risk with respect to purchases of fuel. The price and availability of diesel fuel can fluctuate due to market factors that are beyond our control. We believe fuel surcharges are effective at mitigating most, but not all, of the risk of high fuel prices because we do not recover the full amount of fuel price increases. As of December 31, 2008, we did not have any derivative financial instruments to reduce our exposure to fuel price fluctuations.

"Penny stock” rules may make buying and selling our common stock difficult.

Trading in our securities is expected to be subject, at least initially, to the "penny stock" rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $4.00 per share, subject to certain exceptions, none of which apply to our common stock. These rules require that a broker-dealer who recommends our common stock to persons other than its existing customers and accredited investors, must, prior to the sale:

•	Make a suitability determination prior to selling a penny stock to the purchaser;
•	Receive the purchaser's written consent to the transaction;
•	Provide certain written disclosures to the purchaser;
•	Deliver a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market;
•	Disclose commissions payable to both the broker-dealer and the registered representative; and
•	Disclose current quotations for the common stock.

The additional burdens imposed upon broker-dealers by these requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market price and liquidity of our common stock. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

OUR CORPORATE HISTORY AND ORGANIZATION

We were incorporated in Florida on May 13, 2008 by Paul A. Henley, our founder, a director and our chief executive officer. We intend to change our name to Integrated Freight Corporation before the completion of the merger with PlanGraphics, described above.

Mr. Henley founded us for the purpose of acquiring one or more operating motor freight companies. We acquired our existing business in the fall of 2008 by purchase of two, well established motor freight carriers. The following table presents information about these acquisitions.

Company Name	Year Established	Acquisition Date
Morris Transportation, Inc.	1998	As of September 1, 2008
Smith Systems Transportation, Inc.	1992	As of September 1, 2008

               We are operating these subsidiaries as independent companies under the management of their founders and stockholders from whom we purchased them. We expect this management arrangement to continue while we gradually combine and consolidate the elements of their operations that are duplicative.

The address of our executive offices is Suite 200, 6371 Business Boulevard, Sarasota, Florida 34240 and our telephone number at that address is 941-545-7800. We do not have a web site.

OUR BUSINESS

Overview

We are a small motor freight company providing truck load service primarily in two markets in the mid-West United States. We do not specialize in any specific types of freight or commodities. We carry dry freight, refrigerated freight and hazmat and hazwaste (hazardous materials and waste). We provide long-haul, regional and local service to our customers.

Our Strategy

Truck transportation in general has suffered during the current economic recession. Over 3,000 trucking companies are believed to have ceased operations in 2008. We believe the trucking companies that have survived in the current economic recession, whether presently profitable or marginally unprofitable, represent good future value at the prices for which we believe many of them can be acquired. Many of them will not survive longer without debt and equity funding and cost reductions which they are unlikely to obtain individually. When our economy recovers, we believe that the demand for truck transportation services will return to pre recession levels, with an initially inadequate supply of trucks to meet demand. When the economic recovery occurs, which we cannot predict, we believe we will be well positioned to fill part of the demand for over-the-road freight services.

We intend to continue acquiring well established trucking companies when we can do so at prices which we deem to be advantageous. In the alternative, we may acquire assets. We also plan to expand our service offerings through acquisitions into logistics, brokering, less than a load and expedite/just-in-time services, as opportunities are presented to us.

We believe that we can achieve savings in operating costs by centralizing certain common functions of our subsidiaries, such as fuel and tire purchasing, billing and collections, dispatching, maintenance scheduling and other functions. We believe that with a larger service territory and customer base than any one subsidiary would have working alone, we will be able to achieve greater efficiencies in route and equipment utilization.

Our Markets

Historically our subsidiary companies have operated in well-established geographic traffic lanes. These lanes are defined by our customers’ distribution patterns. Because there is some overlap within the most heavily traveled lanes, especially between points in the upper Midwest and Texas, management believes that it will continue to realize increased cost and productivity improvements.

The following map displays information about our most traveled lanes.

Integrated Freight Systems, Inc. as of May 1, 2009
Truck lanes
Headquarters
Regional office
Terminals
Drop yards
Albers equal area projection
WASHINGTON
MONTANA
NORTH DAKOTA
MINNESOTA
OREGON
IDAHO
SOUTH DAKOTA
WYOMING
NEBRASKA
IOWA
NEVADA
UTAH
COLORADO
CALIFORNIA
MISSOURI
ILLINOIS
INDIANA
OHIO
PENNSYLVANIA
NEW YORK
MAINE
WEST VIRGINIA
VIRGINIA
KENTUCKY
ARIZONA
NEW MEXICO
ARKANSAS
MISSISSIPPI
ALABAMA
GEORGIA
TEXAS
LOUISIANA
NORTH CAROLINA
PACIFIC OCEAN
ATLANTIC OCEAN
GULF OF MEXICO
THE BAHAMAS

Our Customers and Marketing

We serve approximately 175 customers on a regular basis. The following table presents information regarding our relationship with our customers. Although we do not have contracts with any of these customers, we have long-standing relationships with most of them.

The following table presents information regarding the percentage-of-revenue concentration of the business with our customers.

Four customers	Up to 25%
All other customers	75% or more

The following table presents information regarding the average length of our trips.

Longest haul (overnight)	1,950 miles
Shortest haul	175 miles
Average haul	850 miles

Ninety-eight percent of the freight we haul is dry van freight. The following table presents information regarding the approximate percentage makeup of the freight we haul.

Forest and paper products	38%
Hazmat and hazwaste	39%
All other freight (freight of all kinds – FAK)	23%

Marketing

Mr. Morris, Mr. Smith and one sales person specializing in hazmat and hazwaste constitute our sales and marketing force. We have no formal marketing plan at the present time. We attend relevant trade shows and trade association meetings, and seek to maintain good relations with our existing customers. As we grow our carrier base, of which there is no assurance, we plan to establish a central marketing group that will support the sales and customer service efforts of each subsidiary.

Our People

We believe our employees are our most important asset. The following table presents information about our employees.

Drivers - company	75
Drivers – independent contract*	48
Platform and warehouse	2
Fleet technicians	6
Dispatch	6
Sales	1
Office	3
Administrative and Executive	5

*This is an average number. The number of our contract drivers, who typically own or lease from third parties the tractors they drive, varies depending on our needs. The maximum number of contract drivers we employed during 2008 was a medium of forty-six, with a variance of plus or minus three.

None of our employees are represented by a collective bargaining unit. We consider relations with our employees to be good. We offer basic health insurance coverage to all employees.

Our Drivers

We believe that maintaining a safe and productive professional driver group is essential to providing excellent customer service and achieving profitability. All of our drivers must have three years of verifiable driving experience, a hazmat endorsement (if hauling hazmat), no major violation in the previous thirty-six months and comply with all requirements of employment by federal Department of Transportation and applicable state laws.

As of December 31, 2008, seven of our drivers have driven more than one million miles two of our drivers have driven more than two million miles for us without a preventable accident.

We select drivers, including independent contractors, using our specific guidelines for safety records, driving experience, and personal evaluations. We maintain stringent screening, training, and testing procedures for our drivers to reduce the potential for accidents and the corresponding costs of insurance and claims. We train new drivers in all phases of our policies and operations, as well as in safety techniques and fuel-efficient operation of the equipment. All new drivers also must pass DOT required tests prior to assignment to a vehicle.

We primarily pay company-employed drivers a fixed rate per mile. The rate increases based on length of service. Drivers also are eligible for bonuses based upon safe, efficient driving. We pay independent contractors on a fixed rate per mile. Independent contractors pay for their own fuel, insurance, maintenance, and repairs.

Competition in the trucking industry for qualified drivers is normally intense. Our operations have been impacted, and from time-to-time we have experienced under-utilization and increased expense, as a result of a shortage of qualified drivers. We place a high priority on the recruitment and retention of an adequate supply of qualified drivers. Our average annual turn-over rate is less than thirty percent, compared to an industry average of sixty percent.

Our Operations

We currently conduct all of our freight transportation operations, including dispatch and accounting functions, from the headquarters facilities of our operating subsidiaries, using different information management systems and personnel that were employed when acquired our operating subsidiaries. These arrangements produce many overlaps and duplications in facilities, office systems and personnel. We believe that these operating arrangements provide less than optimal results. We intend to centralize many of these functions, as noted above. Centralization is subject to obtaining adequate internal or external financing, of which there is no assurance.

Our Revenue Equipment

The following table presents information regarding our revenue producing equipment.

Power units (tractors) – sleeper	86
Power units (tractors) – day cab	2
Trailers
Flatbed	6
Dry van	329
Refrigerated	30
Other specialized	9
Tanker	9

The average age of our power units is approximately 3.2 years. All of our power units are GPS equipped. The majority of our power units are Freightliner vehicles. This uniformity allows for reduced inventory of parts required by our maintenance departments. In addition, the training required for our technicians is greater focused on a primary product line. We replace our power units at approximately four years of age. The average age of our trailers is approximately 3.3 years for general freight and twelve years (as needed) for hazmat and hazwaste which may sit idle for extended periods of time. We maintain all of our revenue producing equipment in good order and repair.

We believe we have an optimal tractor to trailer ratio based upon our current and anticipate customer activity.

Diesel Fuel Availability and Cost

Our operations are heavily dependent upon the use of diesel fuel. The price and availability of diesel fuel can vary and are subject to political, economic, and market factors that are beyond our control.  Fuel prices have fluctuated dramatically and quickly at various times during the last three years. They remain high based on historical standards and can be expected to increase with increased demand for truck transportation in a recovering economy.  We actively manage our fuel costs with volume purchasing arrangements with national fuel centers that allow our drivers to purchase fuel at a discount while in transit.  During 2008, over eighty-five percent of our fuel purchases were made at contracted locations.

To help further reduce fuel consumption, we began installing auxiliary power units in our tractors during 2007.  These units reduce fuel consumption by providing quiet climate control and electrical power for our drivers without idling the tractor engine.  We anticipate having these units installed in approximately ninety-six percent of our company-owned fleet by December 31, 2009.

Our cost-cutting measures include utilizing technology such as Peoplenet and carrierweb to monitor travel speed/idling/rpms/high overspeed operations. In addition, governing the top speed of our power units helps reduce our fuel costs. We are installing the newly designed roll resistant, and thus more fuel efficient, tires as replacements are needed.

We further manage our exposure to changes in fuel prices through fuel surcharge programs with our customers and other measures that we have implemented.  We have historically been able to pass through most long-term increases in fuel prices and related taxes to customers in the form of fuel surcharges.  These fuel surcharges, which adjust with the cost of fuel, enable us to recover a substantial portion of the higher cost of fuel as prices increase, except for non-revenue miles, out-of-route miles or fuel used while the tractor is idling. As of December 31, 2008, we had no derivative financial instruments to reduce our exposure to fuel price fluctuations.

Our Support Properties

Our corporate headquarters office is located in Sarasota, Florida. This is a single office within a larger office suite in which we have access to reception, conference room and other services as needed. We pay $600 per month in rent on an annual lease contract expiring within three months. We believe this facility will not be adequate for our needs within six months.

The headquarters of our operating subsidiaries are located in Hamburg, Arkansas and Scotts Bluff, Nebraska. The following table presents information regarding these facilities.

Location	Acres	Under Roof	Office	Warehouse	Service	Trucks Accommodated
Hamburg facility (Morris)	10	15,000 sq.ft.	3,000 sq.ft.	none	12,000 sq.ft.	170 trucks
Scotts Bluff facility (Smith)	10	36,500 sq.ft.	3,000 sq.ft.	30,000 sq.ft.*	3,500 sq.ft.	400 trucks

We also have terminals in Pine Bluff, Arkansas, Arcadia, California, Kimble, Nebraska and Ponca City, Oklahoma. We rent drop yards on a short term basis as the seasonal and operational needs of our customers require. These drop yards are routinely located in Eldorado, Arkansas, Sacramento, California, Chicago, Illinois, Iowa City, Iowa, Denton and Houston, Texas and Dell, Utah. Drop yards are a specific number of truck parking places we rent on a as-needed basis in terminal facilities of other trucking companies.

We believe all of these facilities are adequate for our operations for the foreseeable future. We expect to acquire additional facilities for operations when we make future acquisitions, of which there is no assurance.

Our Competition and Industry

Trucks provide transportation services to virtually every industry operating in the United States and generally offer higher levels of reliability and faster transit times than other surface transportation options. The estimated total revenues from this industry sector are $255.5 billion annually. The transportation industry is highly competitive on the basis of both price and service. The trucking industry is comprised principally of two types of motor carriers: truckload and less than a load, generally identified as LTL. Truckload carriers generally provide an entire trailer to one customer from origin to destination. LTL carriers pick up multiple shipments from multiple customers on a single truck and then route those shipments through service centers, where freight may be transferred to other trucks with similar destinations for delivery. All of our service is truckload service.

The surface freight transportation market in which we operate is frequently referred to as highly fragmented and competitive. There are an estimated 360,000 motor freight companies in the United States, with ninety-six percent operating twenty-eight or fewer trucks. Even the largest motor freight companies haul a small percentage of the total freight. The following table presents information regarding the estimated percentage of freight hauled by the largest trucking companies compared to all other trucking companies.

Ten largest trucking companies	16.4%
All other trucking companies	83.6%

Competition is based primarily on service (including on-time pickup and delivery), price, equipment availability and business relationships. We believe that we are able to compete effectively in our markets by providing high-quality and timely service at competitive prices. We believe our relationships with our customers are good. We compete with smaller and several larger transportation service providers. Our larger competitors may have more equipment, a broader coverage network and a wider range of services than we have. They may also have greater financial resources and, in general, the ability to reduce prices to gain business, especially during times of reduced growth rates in the economy. This could potentially limit our ability to maintain or increase prices, and could also limit our growth in shipments and tonnage.

We believe that we do not compete with transportation by train, barge or ship, which we believe are not options for our existing customers.

Regulation

Our operations as a for-hire motor freight carrier are subject to regulation by the U.S. Department of Transportation (DOT) and the Federal Motor Carrier Safety Administration (FMCSA), and certain business is also subject to state rules and regulations.  These agencies exercise broad powers over our business, generally governing such activities as authorization to engage in motor carrier operations, safety and insurance requirements. The DOT periodically conducts reviews and audits to ensure our compliance with all federal safety requirements, and we report certain accident and other information to the DOT.

Our company drivers and independent contract drivers also must comply with the safety and fitness regulations promulgated by the DOT, including those relating to drug and alcohol testing and hours-of-service. In November 2008, the FMCSA adopted final provisions of the Agency’s December 17, 2007, interim final rule concerning hours of service for commercial vehicle drivers.  This final rule allows drivers to continue to drive up to eleven hours within a fourteen-hour non-extendable window from the start of the workday, following at least ten consecutive hours off duty.  The rule also allows motor freight carriers and drivers to continue to restart calculations of weekly on-duty limits after the driver has at least thirty-four consecutive hours off duty.  The rule was effective January 19, 2009.  We believe these regulations will not have a significant negative impact on our operations or financial results in 2009.

We are also subject to various environmental laws and regulations dealing with the handling of hazardous materials, air emissions from our vehicles and facilities, engine idling, and discharge and retention of storm water.  These regulations have not had a significant impact on our operations or financial results and we do not expect a negative impact in the future.

Litigation, Insurance and Claims

We expect to be engaged in litigation from time to time in the normal course of our business as a motor freight carrier. Claims for worker’s compensation, auto accident, general liability and cargo and property damage are routine occurrences in the motor transportation industry. We have programs and policies which are designed to minimize the events that result in such claims. We maintain insurance against workers’ compensation, auto liability, general liability, cargo and property damage claims. We are responsible for deductible amounts up to $3,000 per accident. We periodically evaluate and adjust our insurance and claims reserves to reflect our experience.  Our workers’ compensation claims are entirely covered by our insurance.  Insurance carriers have raised premiums for many businesses, including truck transportation companies. As a result, our insurance and claims expense could increase, or we could raise our deductible when our policies are renewed. We believe that our policy of self-insuring up to set limits, together with our safety and loss prevention programs, are effective means of managing insurable costs.

The following table presents information regarding our claims experience during 2008.

Category of Claim	Total Claims*	Our portion
Auto Accident	$43,000	$0
General Liability	$0	$0
Cargo Damage	$0	$0
Property Damage	$93,000	$9,000

*Includes estimated amounts of pending claims, which are expected to settle in 2009.

We intend to require our contract drivers to carry their own occupational accidental insurance, which is similar to workers’ compensation insurance.

During calendar year 2008, our drivers drove an aggregate of 13,821,880 miles subject to the International Fuel Tax Association.

The following table presents our accident experience during this period.

Type	Fatal	Injury	Tow	Total
Crashes	0	8	9	17

Terms of Our Acquisitions

We have acquired Morris Transportation and Smith Systems Transportation. The following table describes the material terms of the acquisitions set forth in the amended agreements and now embodied in the respective amended promissory notes.

	Morris Transportation	Smith Systems Transportation
Shares of our stock	3,000,000 shares	825,000 shares
Note amounts and due dates	$600,000 due October 31, 2009 (1)(2)	$250,000 due October 31, 2009 (6)(7)
Cash payment - basic	$150,000 due October 31, 2009	none
Cash payment - additional	$250,000 due October 31, 2009 )	none
Refinancing of equipment	Required by March 31, 2010 (4)	Required by March 31, 2010 (8)
Working capital infusion	$100,000	none
Achieve market for common	Required by August 31, 2009 (5)	Required by August 31, 2009 _(9)

(1) The interest rate on the note is eight percent per annum.

(2) Secured by a pledge of Morris Transportation stock. The note is convertible at the election of the holder into our common stock at $1 per share.

(3) The principal amount of the cash payment will reduced dollar for dollar (i) for any decline in net profits in the twelve months ended August 31, 2009 compared to the same period in 2008 and (ii) for any capital infusion required to sustain the company’s operations.

(4) For the purpose of eliminating personal guaranties. In the alternative, we may make an additional capital infusion of $100,000 to Morris Transportation and pay Mr. Morris $50,000.

(5) We are required to achieve a public trading market for our common stock not later than the date indicated. The transactions with PlanGraphics described in this information statement/prospectus are expected to satisfy this requirement.

(6) Mr. & Ms. Smith each hold a promissory note for one-half the amount shown, with interest at eight percent per annum. The notes are secured by a pledge of Smith Systems Transportation stock.

(7) The principal amount of the notes will reduced by one half of any decline in net profits in the twelve months ended August 31, 2009 compared to the same period in 2008.

(8) For the purpose of eliminating personal guaranties.

(9) We are required to achieve a public trading market for our common stock not later than the date indicated. The transactions with PlanGraphics described in this information statement/prospectus are expected to satisfy this requirement.

If we are not able to pay principal and interest when due and satisfy the other obligations described in the table and set forth in the foot notes, which are set forth in the respective amended promissory notes as events of default, Mr. Morris and Mr. & Ms. Smith may exercise their respective security interests in the stock of our subsidiaries. In the event we pay the promissory notes in full, the other obligations will continue, subject to the respective security interests, to the dates set forth for performance. In the event either Mr. Morris or Mr. & Ms. Smith, or both exercise their security interests, we would receive a return of our common stock and, with respect to Mr. Morris repayment of amounts that we have paid to him, but not capital infusions to Morris Transportation.

OUR MANAGEMENT

The following table identifies our directors and executive officers and provides their ages, the positions they hold and date each first became a director.

NAME	AGE	POSITION	DIRECTOR SINCE
Paul A. Henley	48	Director and Chief Executive Officer	Inception
Henry P. Hoffman	58	Director	2008
J. Richard Iler	57	Chief Financial Officer	N/A
Steven E. Lusty	48	Chief Operating Officer	N/A
Jackson L. Morris	65	Corporate Secretary	N/A
T. Mark Morris	43	Director and Chief Operating Officer of Subsidiary	2008
Monte W. Smith	55	Director and Chief Operating Officer of Subsidiary	2008

Our stockholders elect our directors. Our directors serve terms of one year and are generally elected at each annual stockholders meeting. Our directors who are also executive officers do not receive additional compensation for serving as directors. Mr. Hoffman is our only independent director. He is receiving $500 for each meeting, plus travel expenses, and for each action by written consent. Our executive officers are elected by the board of directors and their terms of office are at the discretion of the board of directors, subject to terms and conditions of their respective employment agreements.

We have the authority to indemnify our directors and officers against certain liabilities and we maintain directors and officers liability insurance for that purpose. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us, we have been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

We have not established a separate audit committee or nominating committee at the date of this information statement/prospectus. These functions are provided by the full board of directors. We have not adopted a “code of conduct”.

BIOGRAPHICAL INFORMATION ABOUT OUR DIRECTORS AND OFFICERS

Paul A. Henley is our founder and has been our director, president and chief executive officer since inception.

- June 2002 to June 2006 - Mr. Henley was President of Henley Capital Group, a consulting company that worked with private companies and early stage public companies in the area of business development. He assisted companies in the following areas; writing of business plans, the preparing of budgets, corporate communications (public relations/investor relations), corporate presentations at various types of events, assisting in the development of board of directors, hiring of market makers, attorneys and auditors, merger and acquisition consulting and the planning and implementation of capital programs.

- October 2006 to May 2007 - Mr. Henley was engaged in a joint venture with Friedland Capital doing business under the name of Friedland-Henley Advisers which was engaged in developing a venture capital fund for early stage companies. Mr. Henley terminated his relationship before the fund began to raise capital.

- June 2006 to 2007 - Mr. Henley was a consultant to Friedland Capital of Denver, Colorado in the areas of product development and investment seminars.

- June 2006 - 2008 - Mr. Henley was engaged on a part time basis in planning a business to acquire trucking companies, efforts to obtain funding and efforts to identify potential acquisition targets. This activity culminated in his founding of High Point Transport, Inc. in 2006, which filed a registration statement on Form 10 in August 2007. High Point Transport acquired Cannon Freight Systems, Inc., located in Harrison Township, Michigan, in November 2007 that continued to be operated on a daily basis by its founder and president. Due to operating losses and breach of financial covenants by Cannon Freight, unforeseen and unexpected by High Point Transport at the time of acquisition, Cannon Freight was forced to cease operations in or about February 2008. This circumstance prevented High Point Transport from satisfying its covenants with Cannon Freight’s founder and selling stockholder, who as a consequence became the controlling stockholder of High Point Transport. We believe, under the new controlling stockholder, High Point Transport also terminated its business activities in or about February 2008.

Mr. Henley earned a B.A. degree in business management and marketing (1981) from Florida State University.

Henry P. (“Hank”) Hoffman has been our independent director beginning 2008.

-February 2000 to May 2006 - Mr. Hoffman was founder, President & CEO, and chairman of the board of SiriCOMM, Inc. an applications service provider and wireless networking business serving the U.S. truckload industry. The company installed its VSAT-based network technology in the major truckstop chain facilities throughout the U.S. to support its applications and those of third party partners.

-June 2006 to May 2007 – Mr. Hoffman served as chairman of the board of SiriCOMM. Upon his departure in May 2007, the company subsequently changed its business model to a pure Internet service provider. The company filed for bankruptcy in 2008.

-June 2007 to present – Mr. Hoffman is President & CEO and a director of SeaBridge Freight, Inc., a tug and barge transportation company that provides short sea service between Port Manatee, FL and Brownsville, TX.

Mr. Hoffman earned his BS degree (1973) from the United States Military Academy and a MBA degree (1985) from the University of Wisconsin.

J. Richard Iler is our chief financial officer.

-2006 to 2009 – Mr. Iler served as chief financial officer and director of bioMETRX, Inc., a small, emerging growth, publicly-held company engaged in design development, and commercialization of consumer-centric biometric products. His responsibilities included regulatory filings with Securities and Exchange Commission including the company’s first registration statement. He was also responsible for establishing internal controls required by the Sarbanes-Oxley Act.

-2003 to 2006 – Mr. Iler served as a director, the chief financial officer and corporate secretary of SiriCOMM, Inc. a broadband wireless applications service provider to the transportation industry. His was responsible for oversight of financial statement preparation and all regulatory filings, for structuring, sourcing and closing over $12 million in equity placements, debt-to-equity conversions and internal controls required by the Sarbanes-Oxley Act.

Mr. Iler earned a BS degree (1976) in political economics from Grand Valley State University in Allendale, Michigan and attended South Texas College of Law.

Steven E. Lusty is our chief operating officer.

-2006 to present – Mr. Lusty owns and operates Valleytown Ventures, LLC which specializes in providing interim executive officer/turnaround consulting services in the transportation/logistics industry.  He performs implementation and integration of financial, information technology, operations enhancements, cost models, pricing standards, route utilization, driver relations, policy and procedures, regulatory and compliance, and safety.  In his consulting capacity, he provided services to High Point Transport, Inc. in 2007, subsequently in 2008 serving as the interim chief executive officer of its operating subsidiary, Cannon Freight Systems, Inc. for purposes of orderly liquidated assets, collected debts, and settled collections.  See Mr. Henley’s biographical information for more information about High Point Transport, Inc. Mr. Lusty has provided operations analysis for a restructuring firm and has analyzed numerous trucking firms’ financials and operations for acquisitions by investment firms and holding companies.

-1998 to 2007 – Mr. Lusty founded and operated Chromos, Inc. This company originally provided transportation brokerage, later establishing a trucking operation and making three acquisitions.  The company operated in varied freight sectors.   Chromos established six field agents in the Southeast for brokerage. In 2006, signed an agreement with XRG, Inc., a publicly traded holding company operating in the interstate trucking sector. Under the agreement, XRG was to provide back office, accounting and disbursement as an agent of Chromos.  Chromos paid XRG amounts needed for disbursement in payment of Chromos’ payables, but XRG failed to disburse those funds in payment of Chromos’ obligations, including long term debt.  Without remaining funds to pay these obligations, Chromos was forced to file for liquidation in bankruptcy. Mr. Lusty was also forced to file for bankruptcy as a result of loans he had guaranteed for Chromos.

Mr. Lusty earned a BA degree in civil engineering (1985) from Mississippi State University.

Jackson L. Morris fills the statutory position of corporate secretary since inception as a courtesy and incidental to his services as our independent corporate and securities counsel. Mr. Morris has been engaged in the private practice of law since 1982, maintaining his own practice in the Tampa Bay area since 1993. Mr. Morris focuses his practice in corporate, securities and business transaction law. Mr. Morris earned a B.A. degree in economics from Emory University in 1966, a J.D. degree from Emory University Law School in 1969 and an LL.M. from Georgetown Law School in 1974.

T. Mark Morris, a director and chief operating officer of one of our subsidiaries is the founder of Morris Transportation, Inc. in 1998 and has been its chief executive officer from inception to the present. Mr. Morris earned a BA degree in business administration (1988) from Ouachita Baptist University in Arkadelphia, Arizona.

Monte W. Smith, a director and chief operating officer of one of our subsidiaries and is the founder of Smith Systems Transportation, Inc. in 1992 and has been its chief executive officer from inception to the present. Mr. Smith attended the University of Nebraska at Kearney, studying finance.

COMPENSATION OF OUR EXECUTIVE OFFICERS

The following table presents information about compensation of our chief executive officer and each of our highest paid executive officers who have compensation exceeding $100,000 per year. We paid only cash compensation to these persons.

Name and principal position	Year	Salary
Paul A. Henley, Chief Executive Officer	2008	$57,500
T. Mark Morris, Chief Executive Officer of Morris Transportation*	2006	$102,500
	2007	$78,000
	2008	$105,000
Monte W. Smith, Chief Executive Officer of Smith Systems Transportation*	2006	$110,000
	2007	$110,000
	2008	$110,000

*Includes annual salary, prior to the respective date of our acquisitions, but excludes distributed and undistributed S-corporation earnings.

Neither our chief executive officer nor our other highest paid executives received any form of compensation other than cash salary during the periods indicated. The salaries of Mr. Morris and of Mr. Smith were paid by their employing companies.

Compensation Committee

We have not established a compensation committee at the date of this information statement/prospectus. These functions are provided by our full board of directors. As a privately owned company with Mr. Henley as the sole director, a compensation committee was neither possible nor necessary as he has approved his own compensation. The compensation of our executive officers other than Mr. Henley has been approved by our full board of directors, except the compensation of the chief operating officers of our operating subsidiaries has been negotiated in the acquisition from the respective director/officers/controlling stockholders of those companies by Mr. Henley as the sole director at the time of such negotiations. We plan to have a compensation committee when we elect additional independent persons to our board of directors.

Employment Agreements

We have entered into the employment agreements described in the following table.

Name	Began	Ends (1)	Annual Cash Salary	Annual Increase	Bonus	Other
Paul A. Henley	May 30, 2008	May 29, 2011	$195,000	10%	(2)(3)
Steven E. Lusty	January 1, 2009	December 31, 2011	$150,000		(2)	(4)
T. Mark Morris	September 1, 2008	August 31, 2011	$110,000		$25,000(2)(5)
Monte W. Smith	September 1, 2008	August 31, 2011	$110,000		(2)

(1) Subject to subsequent automatic annual renewals.

(2) Eligible for discretionary bonuses, upon board review and approval.

(3) Achievement of a public market for our shares – bonus of $50,000. Closing acquisitions – bonus equal to1/10 of 1% (.001) of the revenue from operations generated by acquired company.

(4) 150,000 shares of our common stock, plus 25,000 shares of our common stock per month for every month in which salary is not paid beginning August 1, 2009.

(5) A contractual  bonus of $25,000 which is in arrears.

Each employment agreement provides for payment of benefits provided to other employees, an automobile allowance, and an opportunity to earn a performance bonus.

RELATED PARTY TRANSACTIONS

From inception to date, we have not entered into any transactions with our directors and executive officers, outside of normal employment transactions, or with their relatives and entities they control; except the following:

•

We issued 6.5 million shares of our common stock to Mr. Henley for his founding of our incorporation, organizational and start up expenses in the amount of approximately $1,786. Mr. Henley is our founder and was our sole director at the date the issue of stock was approved.

•	We issued 500,000 shares to Mr. J. Morris for his services in performed in our organization and start up.

We do not anticipate entering into any future transactions with our directors, officers and affiliates apart from normal employment transactions.

WHO OWNS OUR COMMON STOCK

Our principal stockholders are set forth in the following table. These principal stockholders include:

•	each of our directors and executive officers,
•	our directors and executive officers as a group, and
•	others we know who own more than five percent of our issued and outstanding common stock.

We believe each of these persons has sole voting and investment power over the shares they own. The address of our directors and executive officers is our address.

		Percentage (4)(6)
Name	Number of Shares	Before Merger	After Merger
Paul A. Henley	6,500,000	35.67%	32.38%
Henry P. Hoffman	25,000	*	*
J. Richard Iler (1)	none	none	none
Steven E. Lusty	150,000	*	*
Jackson L. Morris	500,000	2.74%	2.49%
T. Mark Morris (2)(6)	3,600,000	19.76%	17.42%
Monte W. Smith (3)	930,000	5.10%	4.63%
All directors and officers as a group - 7 persons (4)	10,930,000	62.05%	58.19%
Nutmeg/Fortuna Fund LLLP	1,307,822	7.19%	6.52%
Suite 10, 155 Revere Drive, Northbrook, IL 60062
Edgar E. Rentaria	1,500,000	8.23%	7.47%
Suite B, 4923 W. Cypress Street, Tampa, FL 33607
Tangiers Investors, L.P. (5)(6)	2,003,250	24.46%	22.53%
Suite 400, 1446 Front St., San Diego, CA 92101

* Less than one percent.

(1) We have agreed to issue Mr. Iler 150,000 shares of common stock.

(2) Includes 600,000 shares issuable to Mr. Morris on conversion of our secured promissory note in the principal amount of $600,000.

(3) Includes 412,500 shares owned by Mr. Smith’s wife.

(4) Percentages reflect adjustment of issued and outstanding number of shares to include 600,000 shares issuable but not yet issued to Mr. Morris, 600,000 on note conversion.

(5) Includes 3,250,000 shares issuable upon exercise of common stock purchase warrants at a price of $0.10 per share.

(6) Percentages reflect adjustment of issued and outstanding number of shares to include shares issuable but not yet issued, in the case of Mr. Morris, 600,000 issuable on note conversion and in the case of Tangiers, 3,250,000 shares issuable on exercise of warrants.

WARRANTS WE HAVE AND WILL HAVE OUTSTANDING

The following table presents information about common stock purchase warrants we have outstanding and will have outstanding following the merger with PlanGraphics.

Now Outstanding
Tangiers Investors, L.P.	3,250,000	$0.10	Expires 2010
The VentureBank, Inc.	275,000	$0.01	Expires 2014
Broad Street Ventures LLC	275,000	$0.01	Expires 2014
To Be Issued In PlanGraphics Transactions
PlanGraphics former stockholders (1)	404,961	$0.50	Expires 2011
PGI	177,170	$0.50	Expires 2011
John C. Antenucci	59,327	$0.50	Expires 2011
Frederick G. Beisser	75,252	$0.50	Expires 2011

(1) Subject to rounding of fractional shares.

LOCKUP – LEAK-OUT AGREEMENTS

We expect to enter into a Lockup – Leak-out Agreement with thirteen stockholders covering an aggregate of 14,999,571 shares of our common stock issued and outstanding following the merger. These stockholders include all of our management, two investors, PGI, Mr. Antenucci, Mr. Beisser and Nutmeg/Fortuna Fund. The essential provisions of these agreements are:

•         During the period of 180 days beginning the date we obtain a new trading symbol, the subject stockholders will make no sales of our common stock into the public securities markets.

•         During the next following 180-day period, the subject stockholders will limit their sales into the public securities market on any day to not exceed five percent of the previous day’s trading volume.

•         All restrictions and limitations under the agreement expire at the end of the second 180-day period.

DESCRIPTION OF OUR COMMON STOCK

The following description of our common stock is qualified in its entirety by our Articles of Incorporation, as amended, our bylaws and the corporation law of Florida. We are authorized to issue fifty million shares of common stock, $0.001 par value per share. At the date of this information, we have 18,223,250 shares issued and outstanding. At the completion of the merger with PlanGraphics described at the beginning of this information statement/prospectus, we will have 20,248,056 shares issued and outstanding.

Holders of our common stock:

•	have one vote per share on election of each director and other matters submitted to a vote of stockholders;

•

have equal rights with all holders of issued and outstanding common stock to receive dividends from funds legally available therefore, if any, as may be declared from time to time by the board of directors;

•

are entitled to share equally with all holders of issued and outstanding common stock in all of our assets remaining after payment of liabilities, upon liquidation, dissolution or winding up of our affairs;

•	do not have preemptive, subscription or conversion rights;
•	do have redemption or sinking fund provisions applicable thereto; and
•	do not have cumulative voting rights.

All shares of common stock outstanding are, and the common stock we issue in the merger with PlanGraphics and upon exercise of the common stock purchase warrants pursuant to this information statement prospectus, when issued and, in the case of the warrant stock, delivered against payment therefore, will be, duly authorized, legally issued, fully paid and non-assessable.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us by Jackson L. Morris, Attorney at Law, Tampa, Florida. Mr. Morris owns 500,000 shares of our common stock which he received as partial payment of fees.

EXPERTS

The financial statements of Morris Transportation, Inc. and Smith Systems Transportation, Inc. at and for the two year period ended March 31, 2008 included herein and elsewhere in the registration statement have been audited by Cordovano and Honeck LLP, independent certified public accountants, to the extent set forth in their reports appearing herein and elsewhere in the registration statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

The consolidated financial statements of PlanGraphics, Inc., incorporated herein by reference at and, for the two year period ended September 30, 2008 and 2007 have been incorporated by reference in this information statement/prospectus in reliance on the report of Sherb & Co., LLP, an independent registered certified public accounting firm, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US AND EXHIBITS

We have filed a registration statement on Form S-4 with the SEC for the common stock and common stock purchase warrants to be received by the stockholders of PlanGraphics and for the common stock issuable on exercise of the warrants. This information statement/prospectus is a part of that registration statement. It does not include all of the information contained in the registration statement, which includes exhibits which are referred to and incorporated by reference herein. You should refer to the registration statement and its exhibits for additional information.

You may read and copy any reports and other materials filed by PlanGraphics and Integrated Freight Systems with the SEC, including the exhibits thereto which are referred to and incorporated herein by reference in this information statement/proxy, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that at which you may obtain all reports, proxy and information statements, and other information regarding PlanGraphics and Integrated Freight Systems. The address of that site is http://www.sec.gov.

FINANCIAL STATEMENT OF INTEGRATED FREIGHT SYSTEMS, INC.

Page

Consolidated Balance Sheet at December 31, 2008 (Unaudited)	F-2

Consolidated Statement of Operations for the period from May 13, 2008
(inception) through December 31, 2008 (Unaudited)	F-3

Consolidated Statement of Changes in Stockholders' Equity for the period
from May 13, 2008 (inception) through December 31, 2008 (Unaudited)	F-4

Consolidated Statement of Cash Flows for the period from May 13, 2008
(inception) through December 31, 2008 (Unaudited)	F-5

Notes to Unaudited Consolidated Financial Statements	F-6

INTEGRATED FREIGHT SYSTEMS, INC.
Consolidated Balance Sheet at December 31, 2008 (Unaudited)

December 31, 2008

Assets
Current assets:
Cash	$72,704
Trade receivables, net	3,016,979
Other receivables	4,314
Prepaid expenses	478,919
Other current assets	262,767
Total current assets	3,835,683

Property and equipment, net of accumulated depreciation of $6,630,175 (Note 3)	7,341,357
Intangible assets, net (Note 4)	1,300,408
Total assets	$12,477,448

Liabilities and Stockholders' Equity
Current liabilities:
Bank overdraft	$792,836
Accounts payable	367,174
Note payable, less unmortized discount of $15,169 (Note 6)	32,831
Current portion of notes payable (Note 6)	5,071,131
Current portion of capital lease obligations (Note 9)	8,886
Line of credit (Note 5)	635,913
Other current liabilities	278,667
Total current liabilities	7,154,607

Long term debt:
Earned escrow	214,306
Note payable, less current portion (Note 6)	4,096,780
Total liabilities	11,465,693

Commitments and contingencies (Note 9)	—
Minority interest	328,338

Stockholders' equity (Note 8):

Common stock, $.001 par value; 50,000,000 shares authorized,14,125,000 shares issued and outstanding	14,125
Additional paid-in capital	1,401,374
Retained earnings	(732,082)
Total stockholders' equity	683,417
Total liabilities and stockholders' equity	$12,477,448

INTEGRATED FREIGHT SYSTEMS, INC.
Consolidated Statement of Operations for the period from May 13, 2008

(inception) through December 31, 2008 (Unaudited)

For the Period From May 13, 2008 (Inception) Through December 31, 2008

Operating revenues, including fuel surcharges and rentals	$6,586,581

Operating expenses:
Rents and purchased transportation	1,490,599
Salaries, wages and employee benefit	2,300,906
Fuel and fuel taxes	1,242,822
Depreciation and amortization	748,794
Insurance and claims	209,955
Operating taxes and licenses	55,353
General and administrative expenses	938,300

Total operating expenses	6,986,729

Operating income	(400,148)

Other income/(expense):
Interest expense	(274,095)
Gain on disposition of equipment	28,142
Other income	32,123

Total other income/(expense)	(213,830)

Income before income taxes and minority interest	(613,978)

Provision for income taxes	—
Minority interest	(5,596)

Net loss	$(619,574)

Net income per share – Basic	$(0.05)
Net income per share - Diluted	$(0.05)

Weighted average common shares outstanding – Basic	11,673,176
Weighted average common shares outstanding - Diluted	11,673,176

INTEGRATED FREIGHT SYSTEMS, INC.
Consolidated Statement of Changes in Stockholders' Equity for the period from May 13, 2008 (inception) through December 31, 2008 (Unaudited)

			Additional
	Common Stock		Paid-in	Retained
	Shares	Par Value	Capital	Earnings	Total

Balance at May 13, 2008 (inception)	—	$—	$—	$—	$—

Common stock issued to officers in exchange
for organizational services (Note 2)	7,000,000	7,000		—	7,000
Common stock issued to consultants in exchange
for services (Note 8)	2,550,000	2,550	252,450	—	255,000
Common stock issued to acquire Smith Systems
Transportation, Inc. (Note 10)	825,000	825	205,425		206,250
Common stock issued to acquire Morris
Transportation, Inc. (Note 10)	3,000,000	3,000	747,000	—	750,000
Sale of common stock (Note 8)	100,000	100	9,900	—	10,000
Shareholder distributions (Note 8)	—	—	—	(112,508)	(112,508)
Common stock issued for Deferred Finance Costs	650,000	650	161,850		162,500

Issuance of common stock warrants (Note 8)	—	—	24,749	—	24,749

Net income	—	—	—	(619,574)	(619,574)

Balance at December 31, 2008	14,125,000	$14,125	$1,401,374	$(732,082)	$683,417

INTEGRATED FREIGHT SYSTEMS, INC.
Consolidated Statement of Cash Flows for the period from May 13, 2008

(inception) through December 31, 2008 (Unaudited)

For the Period From May 13, 2008 (Inception) Through December 31, 2008

Cash flows from operating activities:
Net loss	$(619,574)
Adjustments to reconcile net income to net cash
used by operating activities:
Depreciation and amortization	748,794
Debt Discount amortization	9,580
Deferred Finance Cost Amortization	62,903
Gain on asset dispositions	(28,142)
Minority interest in earnings of subsidiary	5,596
Stock Issued for Stock Based Compensation	262,000
Changes in operating assets and liabilities:
(Increase)/decrease in accounts receivable	92,720
(Increase)/decrease in prepaid expenses	(223,373)
(Increase)/decrease in other current assets	(84,922)
Increase/(decrease) in bank overdraft	173,818
Increase/(decrease) in accounts payable	(60,914)
Increase/(decrease) in other current liabilities	143,383
Increase/(decrease) in earned escrow	31,976
Net cash provided by (used in) operating activities	513,845

Cash flows from investing activities:
Proceeds from asset dispositions	304,233
Cash proceeds from acquisitions of subsidiaries	276,804
Proceeds from collection of officers' receivables	91,991

Net cash provided by (used in) investing activities	673,028

Cash flows from financing activities:
Repayments of Long Term Debt, Note Payable, and
Capital Lease Obligations	(1,046,161)
Proceeds of long Term Debt	48,000
Proceeds from sale of common stock	10,000
Distributions paid to common shareholders	(112,508)
Distributions paid to minority interest	(13,500)
Net cash provided by (used in) financing activities	(1,114,169)

Net change in cash	72,704

Cash, beginning of period	—

Cash, end of period	$72,704

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$—
Interest	$178,228

Schedule of noncash investing and financing transactions:

Common Stock issued for Acquisition of Subsidiaries	$ 956,250

Common Stock issued for Stock Based Compensation	$ 262,000

Common Stock issued for Deferred Finance Costs	$ 162,500

Issuance of common stock warrants	$ 24,749

INTEGRATED FREIGHT SYSTEMS, INC.
Notes to Unaudited Consolidated Financial Statements

Note 1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Business

Integrated Freight Corporation (a Florida corporation) and subsidiaries (the “Company”) is a short to medium-haul truckload carrier of general commodities headquartered in Sarasota, Florida. The Company also has service centers located throughout the United States.  The Company provides dry van, hazardous materials, and temperature controlled truckload carriers and intends to open brokerage services.  The Company is subject to regulation by the Department of Transportation and various state regulatory authorities.

Principles of Consolidation

The consolidated financial statements include the financial statements of Integrated Freight Corporation, and its wholly owned subsidiaries, Morris Transportation, Inc. (“Morris”) and Smith Systems Transportation, Inc. (“Smith”). Smith holds a 60% ownership interest in SST Financial Group, LLC (“SSTFG”). All significant intercompany balances and transactions within the Company have been eliminated upon consolidation.

Use of Estimates

The financial statements contained in this report have been prepared in conformity with accounting principles generally accepted in the United States of America.  The preparation of these statements requires the Company to make estimates and assumptions that directly affect the amounts reported in such statements and accompanying notes.  The Company evaluates these estimates on an ongoing basis utilizing historical experience, consulting with experts and using other methods the Company considers reasonable in the particular circumstances.  Nevertheless, the Company's actual results may differ significantly from the Company's estimates.

The Company believes that certain accounting policies and estimates are of more significance in the Company's financial statement preparation process than others.  The Company believes the most critical accounting policies and estimates include the economic useful lives and salvage values of the Company's assets, provisions for uncollectible accounts receivable, and estimates of exposures under the Company's insurance and claims plans.  To the extent that actual, final outcomes are different than the Company's estimates, or additional facts and circumstances cause the Company's to revise the Company's estimates, the Company's earnings during that accounting period will be affected.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company had no cash equivalents at December 31, 2008.

Accounts Receivable Allowance

The Company's trade accounts receivable includes accounts receivable from brokers and the various clients for whom the Company offer the Company's for-hire transportation services. The Company has experienced minimal losses from the Company's inability to collect bad debts and accordingly the Company has not made any allowances for uncollectible accounts and revenue adjustments as of December 31, 2008.

INTEGRATED FREIGHT SYSTEMS, INC.
Notes to Unaudited Consolidated Financial Statements

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is calculated on the straight-line method over the following estimated useful lives:

Years
Land improvements	7- 10
Buildings / improvements	20 - 30
Furniture and fixtures	3 – 5
Shop and service equipment	2 – 5
Revenue equipment	3-5
Leasehold improvements	1 – 5

The Company expenses repairs and maintenance as incurred. The Company periodically reviews the reasonableness of its estimates regarding useful lives and salvage values for revenue equipment and other long-lived assets based upon, among other things, the Company's experience with similar assets, conditions in the used revenue equipment market, and prevailing industry practice. Salvage values are typically 4% to 6% for tractors and trailing equipment and consider any agreements with tractor suppliers for residual or trade-in values for certain new equipment.  The Company capitalizes tires placed in service on new revenue equipment as a part of the equipment cost.  Replacement tires and costs for recapping tires are expensed at the time the tires are placed in service.  Gains and losses on the sale or other disposition of equipment are recognized at the time of the disposition.

Intangible Assets

The Company accounts for business combinations in accordance with SFAS No. 141, Business Combinations, which requires that the purchase method of accounting be used for all business combinations. SFAS 141 requires intangible assets acquired in a business combination to be recognized and reported separately from goodwill.

Goodwill represents the cost of the acquired businesses in excess of the fair value of identifiable tangible and intangible net assets purchased. The Company assigns all the assets and liabilities of the acquired business, including goodwill, to reporting units in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. The Company's business combinations did not result in any goodwill as of December 31, 2008.

The Company evaluates intangible assets for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If these assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets.

Furthermore, SFAS No. 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. Purchased intangible assets are carried at cost less accumulated amortization. No impairment of intangibles has been identified since the date of acquisition.

Impairment of Long-lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets and certain identifiable intangible assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of assets to estimated undiscounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. There has been no impairment as of December 31, 2008.

INTEGRATED FREIGHT SYSTEMS, INC.
Notes to Unaudited Consolidated Financial Statements

Revenue Recognition

The Company recognizes revenues, for both asset-based and non-asset-based operations, when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable. These conditions are met upon delivery. EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, establishes the criteria for recognizing revenues on a gross or net basis. Pursuant to this guidance, revenue for both asset-based and non-asset-based operations is reported on a gross basis.

Advertising Costs

The Company charges advertising costs to expense as incurred. During the period ended December 31, 2008, advertising expense was approximately $10,000.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent it believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations.

The Company recognizes a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits.

Stock-based Compensation

The Company has adopted the fair value recognition provisions of Financial Accounting Standards Board (FASB), Statement of Financial Accounting Standards, Share-Based Payment, or SFAS No. 123(R), using the modified prospective application method. Under SFAS No. 123R, stock-based compensation expense is measured at the grant date based on the value of the option or restricted stock and is recognized as expense, less expected forfeitures, over the requisite service period.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, include cash and trade receivables.  For the period ended December 31, 2008, the Company's top four customers, based on revenue, accounted for approximately 25%, of the Company's total revenue.  The Company's top four customers, based on revenue, accounted for approximately 25% of the Company's total trade accounts receivable at December 31, 2008.

Financial instruments with significant credit risk include cash. The Company deposits its cash with high quality financial institutions in amounts less than the federal insurance limit of $250,000 in order to limit credit risk. As of December 31, 2008, the Company's bank deposits did not exceeded insured limits.

INTEGRATED FREIGHT SYSTEMS, INC.
Notes to Unaudited Consolidated Financial Statements

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable and accounts payable approximate fair value because of their short maturities. At December 31, 2008, the Company had $635,913 outstanding under its revolving credit agreement, and approximately $9,167,911 outstanding under promissory notes with various lenders. The carrying amount of the revolving credit agreement approximates fair value as the rate of interest on the revolving credit facility approximate current market rates of interest for similar instruments with comparable maturities, and the interest rate is variable. The fair value of notes payable to various lenders is based on current rates at which the Company could borrow funds with similar remaining maturities.

Claims Accruals

Losses resulting from personal liability, physical damage, workers' compensation, and cargo loss and damage are covered by insurance subject to deductible, per occurrence. Losses resulting from uninsured claims are recognized when such losses are known and can be estimated. The Company estimates and accrue a liability for the Company's share of ultimate settlements using all available information. The Company accrues for claims reported, as well as for claims incurred but not reported, based upon the Company's past experience. Expenses depend on actual loss experience and changes in estimates of settlement amounts for open claims which have not been fully resolved. These accruals are based on the Company's evaluation of the nature and severity of the claim and estimates of future claims development based on historical trends. Insurance and claims expense will vary based on the frequency and severity of claims and the premium expense. At December 31, 2008, management estimated $-0- in claims accrual.

Earnings per Share

The Company calculates earnings per share in accordance with SFAS No. 128, “Earnings per Share.” Basic income per share is computed by dividing the net income by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

At December 31, 2008, there was no variance between the basic and diluted loss per share. The 325,000 warrants to purchase common shares outstanding at December 31, 2008 are not included in the weighted-average number of shares computation for diluted earnings per common share, as the warrants are anti-dilutive.

Recent Accounting Pronouncements

In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS No. 162”).  SFAS No. 162 identifies the source of accounting principles and the framework for selecting the principles used in the preparation of financial statements that are presented in accordance with accounting principles generally accepted in the United States.  This statement will be effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.”  The Company does not expect the adoption of SFAS No. 162 to have a material impact on the Company’s financial condition, results of operations, and disclosures.

INTEGRATED FREIGHT SYSTEMS, INC.
Notes to Unaudited Consolidated Financial Statements

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS No. 161”).  This standard revises the presentation of and requires additional disclosures to an entity’s derivative instruments, including how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and how derivative instruments and related hedged items affect its financial position, financial performance and cash flows.  The provisions of SFAS No. 161 are effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  The Company is currently evaluating the impact of adopting of SFAS No. 161 on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an Amendment of ARB 51 (“SFAS No. 160”).  This statement amends ARB 51 and revises accounting and reporting requirements for noncontrolling interests (formerly minority interests) in a subsidiary and for the deconsolidation of a subsidiary.  Upon the adoption of SFAS No. 160 on April 1, 2009, any noncontrolling interests will be classified as equity, and income attributed to the noncontrolling interest will be included in the Company’s income.  The provisions of this standard are applied retrospectively upon adoption.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, (“SFAS No. 141(R)”).  SFAS No. 141(R) clarifies and amends the accounting guidance for how an acquirer in a business combination recognizes and measures the assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree.  The provisions of SFAS No. 141(R) are effective for the Company for any business combinations occurring on or after January 1, 2009.

In December 2008, the FASB issued FSP No. FAS 140-4 and FIN 46(R)-8, which amends SFAS No. 140, to require additional disclosures about transfers of financial assets.  The FSP also amended FASB Interpretation No. 46(R), to provide additional disclosures about entities’ involvement with variable interest entities.  The FSP’s scope is limited to disclosure only and is not expected to have an impact on the Company's consolidated financial position or results of operations.

Note 2. Related Party Transactions

From inception to date, the Company has not entered into any transactions with the Company's directors and executive officers, outside of normal employment transactions, or with their relatives and entities they control; except the following:

•

The Company issued 6.5 million shares of its common stock to Mr. Henley for his services related to founding the Company as well as organizational and start up expenses in the amount of approximately $1,786. Mr. Henley is the Company's founder and was its sole director at the date the issue of stock was approved. The Company also issued 500,000 shares to Mr. Jackson L. Morris for his services performed in the Company's organization and start up. The stock issuances have been recorded based upon the estimated fair value of the services rendered.

•	The Company does not anticipate entering into any future transactions with the Company's directors, officers and affiliates apart from normal employment transactions.

Note 3. Property and Equipment

Property and equipment consist of the following at December 31, 2008:

	SST	Morris	IFC	Consolidated
Property Plant and Equipment	6,516,317	7,455,215	-0-	13,971,572
Less: accummulated depreciation)	(3,428562)	(3,201,613)	-0-	(6,630,175)
Total	3,087,755	4,253,602	-0-	7,341,357

Depreciation expense totaled $586,243 for the period ended December 31, 2008.

INTEGRATED FREIGHT SYSTEMS, INC.
Notes to Unaudited Consolidated Financial Statements

Note 4. Intangible Assets

Intangible assets consist of the following at December 31, 2008:

	December 31, 2008
Employment and non-compete agreements	$1,043,293
Less: accumulated amortization	(115,921)
		$927,372
Company operating authority	419,666
Less: accumulated amortization	(46,630)	373,036

		$1,300,408

Amortization expense totaled $162,551 for the period ended December 31, 2008.

The intangible assets acquired in the business combination are expected to amortize over the next three years as follows:

2009	$284,464
2010	487,653
2011	487,653
2012	203,189
$1,462,959

Note 5. Line of Credit

Morris Revolving Credit

At December 31, 2008, Morris is authorized to borrow up to a total of $800,000 under a revolving line of credit. The line of credit is secured by accounts receivable and is due on demand through July 2009. The applicable interest rate under this agreement is based on the prime rate plus 0.75%. At December 31, 2008, $635,913 is outstanding under this agreement.

INTEGRATED FREIGHT SYSTEMS, INC.
Notes to Unaudited Consolidated Financial Statements

Note 6. Notes Payable

Notes payable owed by Smith consisted of the following as of December 31, 2008:

Notes payable to bank, due Dec 2012, payable in monthly installments of $65,000.00 @ 9% collateralized by substantially all of the Company's assets	$2,350,662

Various notes payable to the bank for revolving credit, due May 2009, with monthly interest payments with interest at 9% collateralized by substantially all of the Company's assets	$1,821,372

Note payable to Platte Valley National Bank, due Dec 2010, payable in monthly installments of $1422.57, with interest at 9.5% collateralized by one unit #525	$ 41,393

Various notes payable to Daimler Chrysler, due 2010, payable in monthly installments of $10,745.41, ranging from 8-9%, collateralized by 6 units	$ 139,221

One parts note payable to Floyds, due 2010, payable in monthly installments of $2663.81, with interest at 8.5% unsecured	$ 63,660

One note payable to General Motors Acceptance Corp., due November 2009, payable in monthly installments of $778.12, with interest at 8%, secured by a vehicle	$ 7,078

One note payable to Nissan Motor Corp., due June 2011, payable in monthly installments of $505.35, with interest at 36.9%, secured by a vehicle	$ 16,829

One Note payable to Colorado Holdings Company, payable in 2 monthly payments of $1250.00 each, this Note has not interest rate and is unsecured	$40,190

One note payable to Arvada Land & Development, due September 2008, payable in monthly installments of $2500.00	$3,500

Totals	$4,483,905

The carrying amount of assets pledged as collateral for the installment notes payable totaled $4,463,485 at December 31, 2008.

INTEGRATED FREIGHT SYSTEMS, INC.
Notes to Unaudited Consolidated Financial Statements

Notes payable owed by Morris consisted of the following as of December 31, 2008:

Various notes payable to Chrysler Financial payable in monthly installments ranging from $569 to $5,687 including interest through May 2013 with interest rate ranging from 5.34% to 8.07% secured by equipment	$2,272,360

Various notes payable to First Continental Bank payable in monthly installments ranging from $1,805 to $5,829 including interest through June 2010 with interest rate ranging from 5.9% to 7.25% secured by equipment	114,984

Various notes payable to GE Financial payable in monthly installments ranging from $2,999 to $7,535 including interest through April 2013 with interest rate ranging from 6.69% to 8.53% secured by equipment	1,258,007

6.9% note payable to a GMAC Financial in installments of $667 including interest, through August 2013 secured by a vehicle	32,868

8.59% note payable to a Wells Fargo Bank payable in monthly installments of $4,271 including interest, through October 2011 secured by equipment	131,842

Totals	$3,810,061

The carrying amount of assets pledged as collateral for the installment notes payable totaled $4,371,885 at December 31, 2009

Notes payable owed by Integrated Freight Systems consisted of the following as of December 31, 2008

Note payable to Tangiers payable in January 2009, with interest rate of 9.9% with principal balance of $32,831 with net of an unamortized discount of $15,169.

Future maturities of notes payable for the five years subsequent to December 31, 2008, are as follows:

December 31,
2009	$5,038,300
2010	1,031,340
2011	962,584
2012	587,156
2013	6,544
$7,625,924

As disclosed in Note 10, the Company has $850,000 of debt related to the acquisitions of the Smith and Morris subsidiaries.  The Morris debt of $650,000 carries an 8% interest rate and is payable $300,000 plus interest by June 13, 2009 and $$350,000 plus interest by September 17, 2009.  The Smith debt of $250,000 also carries an 8% interest rate and is payable with interest on October 17, 2009.

INTEGRATED FREIGHT SYSTEMS, INC.
Notes to Unaudited Consolidated Financial Statements

Note 7 - Income Taxes

The Company accounts for income taxes under SFAS 109, which requires use of the liability method. SFAS 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences.

Deferred tax assets and liabilities at the end of each period are determined using the currently effective tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized. The reconciliation of enacted rates the years ended September 30, 2008 and September 30, 2007 is as follows:

	2008	2007

Federal	34%	34%
State	0%	0%
Net operating loss carryforward	-	-
Increase in valuation allowance	(34%)	(34%)
	-	-

At December 31, 2008, the Company had a net operating loss carry forward of approximately $2,800,000 that may be offset against future taxable income subject to limitations imposed by the Internal Revenue Service. This carry-forward is subject to review by the Internal Revenue Service and, if allowed, may be offset against taxable income through 2028. A portion of the net operating loss carryovers begin expiring in 2019.

Deferred tax assets are as follows:

	2008	2007
Deferred tax asset due to net operating loss	$ 448,082	$331,936
Valuation allowance	(488,082)	(331,936)
Net Asset Less Liability	-	-

The deferred tax asset relates principally to the net operating loss carry-forward. A valuation allowance was established at December 31, 2008 and December 31, 2007 to eliminate the deferred tax benefit that existed at that time since it is uncertain if the tax benefit will be realized. The deferred tax asset (and the related valuation allowance) increased by $373,000 and $270,000 for the years ended December 31, 2008 and December 31, 2007, respectively.

Effective October 1, 2007 the Company must adopt the provisions of Financial Interpretation 48 (FIN 48), “Accounting for Uncertainty in Income Taxes.” Management does not believe the adoption will have a material impact on future results of operations.

INTEGRATED FREIGHT SYSTEMS, INC.
Notes to Unaudited Consolidated Financial Statements

Note 8. Shareholder’s Equity

Common Stock

On May 13, 2008, the Company issued 7,000,000 shares of its common stock to its officers, directors, and other individuals in exchange for work and services attendant to the organization of the Company.

During May 2008, the Company issued its former CFO 250,000 shares of its common stock valued at $25,000 and 2,300,000 shares of its common stock valued at $230,000 to 3 other unrelated parties for consulting services for various business services. The transactions have been recorded based upon the estimated fair value of the services rendered.

On August 28, 2008, the Company issued 825,000 shares of its common stock to the stockholders of Smith Systems Transportation, Inc. as part of a business combination (see Note 10).

On September 12, 2008, the Company issued 3,000,000 shares of its common stock to the stockholders of Morris Transportation, Inc. as part of a business combination (see Note 10).

Common Stock Awards

On November 26, 2008 the Company’s Board of Directors issued 325,000 common stock warrants to Tangiers Capital as payment for an incentive to extend a senior subordinated secured debenture totaling $48,000. The warrants vested immediately, carry an exercise price of $.10 and expire on November 26, 2011. The Company’s common stock had no quoted market price on the date of issuance. The Company valued the warrants at $.157 per share, or $51,025 in aggregate, in accordance with SFAS 123R. Stock-based compensation expense recognized is based on awards ultimately expected to vest and has been reduced for estimated forfeitures.  SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The fair value for the warrants was estimated at the date of valuation using the Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate	2.57%
Dividend yield	0.00%
Volatility factor	59.552%
Weighted average expected life	1.33 years

The relative fair value of the warrants, calculated in accordance with Accounting Principles Board (“APB”) Opinion 14, “Accounting for Convertible Debt and Debt issued with Stock Purchase Warrants”; totaled $24,749, or $.076 per share.  The relative fair value of the warrants issued with the debenture has been charged to additional paid-in capital with a corresponding discount on the note payable.  The discount is amortized over the life of the debt. As the discount is amortized, the reported outstanding principal balance of the notes will approach the remaining unpaid value ($32,831 at December 31, 2008).

INTEGRATED FREIGHT SYSTEMS, INC.
Notes to Unaudited Consolidated Financial Statements

A summary of the grant activity for the years ended December 31, 2008, is presented below:

	Stock		Weighted
	Awards	Weighted	Average
	Outstanding	Average	Remaining	Aggregate
	&	Exercise	Contractual	Intrinsic
	Exercisable	Price	Term	Value
Balance, May 13, 2008	-	N/A	N/A
Granted	325,000	$ 0.10	2.33 years
Exercised		N/A	N/A
Expired/Cancelled	-	N/A	N/A

Balance, December 31, 2008	325,000	$ 0.10	2.33 years	$ -

As of December 31, 2008, the number of warrants that were currently vested and expected to become vested was 325,000.

Note 9. Commitments and Contingencies

Operating Leases

The Company has no office space under non-cancellable lease agreements. The Company only has informal month to month leases.

The Company leases operating equipment under a capital lease which expires in March, 2009. At December 31, 2008 the cost and accumulated depreciation on the equipment were $223,617 and $89,446, respectively, leaving a net book value of $134,171. Future minimum leased payments under the lease are $8,991, including amount representing interest of $105, leaving a lease obligation of $8,886, which is included in the Balance Sheet in short Term Capital Lease Obligations at December 31, 2008.

Purchase Commitments

The Company’s purchase commitments for revenue equipment are currently under negotiation. Upon execution of the purchase commitments, the Company anticipates that purchase commitments under contract will have a net purchase price of approximately $300,000 and will be paid throughout 2010.

Claims and Assessments

The Company is involved in certain claims and pending litigation arising from the normal conduct of business.  Based on the present knowledge of the facts and, in certain cases, opinions of outside counsel, the Company believes the resolution of these claims and pending litigation will not have a material adverse effect on the Company's financial condition, results of operations or liquidity.

INTEGRATED FREIGHT SYSTEMS, INC.
Notes to Unaudited Consolidated Financial Statements

Note 10. Business Combinations

Smith Systems Transportation, Inc.

On August 28, 2008, the Company acquired 100% of the common stock of Smith Systems Transportation, Inc. (“Smith”), a Nebraska-based hazardous waste carrier, under the terms of a Stock Exchange Agreement.  The accounting date of the acquisition was September 1, 2008 and the transaction was accounted for under the purchase method in accordance with SFAS 141. Smith’s results of operations have been included in the Company's consolidated financial statements since the date of acquisition. Identifiable intangible assets acquired as part of the acquisition included definite-lived intangibles which totaled $615,924, with a weighted average amortization period of 3 years.

The aggregate purchase price was $463,750, including 825,000 shares of the Company’s common stock valued at $0.25 per share. Below is a summary of the total purchase price:

Common stock (825,000 shares)	$206,250
Note payable	250,000
$456,250

The following table represents the final purchase price allocation to the estimated fair value of the assets acquired and liabilities assumed:

September 1,
2008
Cash	$245,196
Accounts Receivable, Trade	1,913,282
Accounts Receivable, Officers	96,305
Prepayments	255,546
Other Current Assets	39,688
Net Property and Equipment	3,546,996
Employment contract and non-compete	525,000
Company operating authority	419,666
Total assets acquired	7,041,679
-
Bank overdraft	617,527
Accounts payable	136,049
Accrued liabilities and other current liabilities	310,244
Notes payable	5,185,367
Total liabilities assumed	6,249,187

Net assets acquired before minority interest	792,492
less Minority Interest	(336,242)

Net assets acquired	$456,250

INTEGRATED FREIGHT SYSTEMS, INC.
Notes to Unaudited Consolidated Financial Statements

Morris Transportation, Inc.

On September 12, 2008, the Company acquired 100% of the common stock of Morris Transportation, Inc. (“Morris”), an Arkansas-based dry van truckload carrier, under the terms of a Stock Exchange Agreement.  The accounting date of the acquisition was September 1, 2008 and the transaction was accounted for under the purchase method in accordance with SFAS 141. Morris’ results of operations have been included in the Company's consolidated financial statements since the date of acquisition. Identifiable intangible assets acquired as part of the acquisition included definite-lived intangibles which totaled $676,868, with a weighted average amortization period of 3 years.

The aggregate purchase price was $1,500,000, including 3,000,000 shares of the Company’s common stock valued at $0.25 per share. Below is a summary of the total purchase price:

Common stock (3,000,000 shares)	$750,000
Note payable	600,000
$1,350,000

The following table represents the final purchase price allocation to the estimated fair value of the assets acquired and liabilities assumed:

September 1,
2008
Cash	$31,608
Accounts Receivable, Trade	1,196,417
Other current Assets	38,920
Net Property and Equipment	4,656,695
Intangible assets:
Employment and non-compete agreement	518,293
Total assets acquired	6,441,933

Accounts payable	292,039
Accrued liabilities and other current liabilities	7,370
Notes payable	4,792,524
Total liabilities assumed	5,091,933

Net Assets Acquired	$1,350,000

Contingent Consideration

As part of the purchase price within the Stock Exchange Agreement with Morris, the Company agreed to pay Morris an additional $250,000 contingent upon Morris meeting certain quantifiable earnings measurements. Under the terms of the Agreement, the contingent payment can range between $-0- and $250,000., provided that the company maintains levels of profitability and does not require the further infusion of capital to sustain the current level of operation. The results of the payment contingency may affect the final valuation of the Morris acquisition.

INTEGRATED FREIGHT SYSTEMS, INC.
Notes to Unaudited Consolidated Financial Statements

Note 11. Subsequent Events

From January 1, 2009 to date of the filing of this report, the Company has issued 5,493,472 shares of its common stock in several transactions pursuant to various debt and equity financings. The transactions involved institutions or accredited investors. Approximately $67,500, in four separate debentures, was extended to the Company. The debentures are to mature on January 10, 2010 and carry interest rates of 9.9%. 960,000 shares of common stock were granted pursuant to these obligations as an incentive to entering into these agreements.

The securities discussed above were offered and sold in reliance upon exemptions from the registration requirements of Section 5 of the Act, pursuant to Section 4(2) of the Act and Rule 506 promulgated there under. Such securities were sold or conveyed exclusively to accredited investors as defined by Rule 501(a) under the Act.

On March 7, 2009, the Company’s Board of Directors issued 350,000 warrants (175,000 each to Broad Street Ventures and VentureBank) as payment for a finder’s fee to introduce a party to infuse equity into the Company. The warrants vested immediately, carry an exercise price of $.01 and expire on November 26, 2011. The Company’s common stock had no quoted market price on the date of issuance. The Company valued the warrants at $.24 per share, or $84,000 in aggregate, in accordance with SFAS 123R. Stock-based compensation expense recognized is based on awards ultimately expected to vest and has been reduced for estimated forfeitures.

FINANCIAL STATEMENTS OF SMITH SYSTEMS TRANSPORTATION, INC.

Page

Report of Independent Registered Public Accounting Firm	F-21

Consolidated Balance Sheets at March 31, 2008 and 2007	F-22

Consolidated Statements of Operations for the years ended
March 31, 2008 and 2007	F-23

Consolidated Statement of Changes in Stockholder's Equity/(Deficit)
for the period from April 1, 2006 through March 31, 2008	F-24

Consolidated Statements of Cash Flows for the years ended
March 31, 2008 and 2007	F-25

Notes to Consolidated Financial Statements	F-26

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Smith Systems Transportation, Inc.

Scottsbluff, Nebraska

We have audited the accompanying consolidated balance sheets of Smith Systems Transportation, Inc. as of March 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years ended March 31, 2008 and 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Smith Systems Transportation, Inc. as of March 31, 2008 and 2007, and the results of their operations and cash flows for the years ended March 31, 2008 and 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ Cordovano and Honeck LLP

Cordovano and Honeck LLP

Englewood, Colorado

May 9, 2009

Smith Systems Transportation Inc.
Consolidated Balance Sheets at March 31, 2008 and 2007

	March 31,
	2008	2007
Assets
Current assets:
Cash	$356	$46,926
Trade receivables, net of allowance for
doubtful accounts of $-0- and $-0-, respectively	1,775,854	2,713,436
Other receivables	109,189	155,438
Prepaid expenses	405,380	532,976
Other current assets	40,947	81,665

Total current assets	2,331,726	3,530,441

Property and equipment, net of accumulated
depreciation of $3,041,567 and $3,173,875, respectively (Note 3)	2,157,471	2,867,722
Other assets	—	64

Total assets	$4,489,197	$6,398,227

Liabilities and Stockholders' Equity/(Deficit)

Current liabilities:
Bank overdraft	$264,529	101,968
Accounts payable	212,633	226,684
Current portion of notes payable (Note 4)	1,162,935	3,249,946
Current portion of capital lease obligations (Note 5)	34,612	32,223
Accrued liabilities	304,916	351,405

Total current liabilities	1,979,625	3,962,226

Long term debt:
Earned escrow	106,051	277,219
Note payable, less current portion (Note 4)	3,934,616	2,237,254
Capital lease obligations, less current portion (Note 5)	—	34,611

Total liabilities	6,020,292	6,511,310

Commitments and contingencies (Note 8)	—	—
Minority interest (Note 9)	303,392	265,566

Stockholders' equity/(deficit) (Note 7):
Common stock, $10.00 par value; 1,000 shares authorized,
100 and 100 shares issued and outstanding, respectively	1,000	1,000
Additional paid-in capital	30,036	30,036
Retained earnings	(1,865,523)	(409,685)

Total stockholders' equity/(deficit)	(1,834,487)	(378,649)

Total liabilities and stockholders' equity/(deficit)	$4,489,197	6,398,227

Smith Systems Transportation Inc.

Consolidated Statements of Operations for the years ended

March 31, 2008 and 2007

	Years Ended March 31,
	2008	2007
Operating revenues, including fuel surcharges and rentals	$12,557,762	$15,232,314

Operating expenses:
Rents and purchased transportation	7,316,521	9,436,439
Salaries, wages and employee benefits	2,509,202	2,547,178
Fuel and fuel taxes	1,924,647	1,658,548
Depreciation and amortization	543,010	572,799
Insurance and claims	779,176	849,979
Operating taxes and licenses	146,602	144,990
General and administrative expenses	932,779	586,546

Total operating expenses	14,151,937	15,796,479

Operating income	(1,594,175)	(564,165)

Other income/(expense):
Interest income	594	4,123
Interest expense	(279,162)	(359,338)
Gain on disposition of equipment	56,121	60,729
Other income	415,994	769,447

Total other income/(expense)	193,547	474,961

Loss before minority interest	(1,400,628)	(89,204)

Minority interest	(55,210)	(128,655)

Net loss	$(1,455,838)	$(217,859)

Smith Systems Transportation Inc.

Consolidated Statement of Changes in Stockholder's Equity/(Deficit)

for the period from April 1, 2006 through March 31, 2008

			Additional
	Common Stock		Paid-in	Retained
	Shares	Par Value	Capital	Earnings	Total

Balance at April 1, 2006	100	$1,000	$30,036	$(141,826)	$(110,790)

Owner distributions	—	—	—	(50,000)	(50,000)
Net income	—	—	—	(217,859)	(217,859)

Balance at March 31, 2007	100	1,000	30,036	(409,685)	(378,649)

Net income	—	—	—	(1,455,838)	(1,455,838)

Balance at March 31, 2008	100	$1,000	$30,036	$(1,865,523)	$(1,834,487)

Smith Systems Transportation Inc.

Consolidated Statements of Cash Flows for the years ended

March 31, 2008 and 2007

	Years Ended March 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(1,455,838)	$(217,859)
Adjustments to reconcile net income to net cash
used by operating activities:
Depreciation and amortization	543,010	572,799
Gain on asset dispositions	(56,121)	(60,729)
Minority interest in earnings of subsidiary	55,210	128,655
Changes in operating assets and liabilities:
(Increase)/decrease in accounts receivable	937,582	(92,386)
(Increase)/decrease in prepaid expenses	127,596	3,562
(Increase)/decrease in other current assets	40,718	(364)
Increase/(decrease) in bank overdraft	162,561	(95,830)
Increase/(decrease) in accounts payable	(14,051)	5,560
Increase/(decrease) in other current liabilities	59,562	27,480
Increase/(decrease) in earned escrow	(277,219)	277,113
Net cash provided by (used in) operating activities	123,010	548,001

Cash flows from investing activities:
Acquisitions of property and equipment	(113,945)	—
Proceeds from asset dispositions	337,307	72,738
Collection of Accounts Receivable, Officer	46,249	18,316
Other	64	—
Net cash provided by (used in) investing activities	269,675	91,054

Cash flows from financing activities:
Proceeds from notes payable	4,392,975	2,604,198
Repayment of notes payable	(4,814,846)	(3,078,401)
Distributions paid to common shareholders	—	(50,000)
Distributions paid to minority interest	(17,384)	(68,326)
Net cash provided by (used in)
financing activities	(439,255)	(592,529)

Net change in cash	(46,570)	46,526

Cash, beginning of year	46,926	400

Cash, end of year	$356	$46,926

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$—	$—
Interest	$694,564	$968,129

Smith Systems Transportation Inc.

Notes to Consolidated Financial Statements

March 31, 2008 and 2007

Note 1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Business

Smith Systems Transportation (a Nebraska corporation) and subsidiaries (the “Company”) is a closely held corporation operating as a short to medium-haul truckload carrier of hazardous waste headquartered in Scottsbluff, Nebraska. The Company also has service centers located throughout the United States.  The Company is subject to regulation by the Department of Transportation, OSHEA and various state regulatory authorities.

Principles of Consolidation

The consolidated financial statements include the financial statements of Smith Systems Transportation, Inc. (“Smith”). Smith holds a 60% ownership interest in SST Financial Group, LLC (“SSTFG”). All significant intercompany balances and transactions within the Company have been eliminated upon consolidation.

Use of Estimates

The financial statements contained in this report have been prepared in conformity with accounting principles generally accepted in the United States of America.  The preparation of these statements requires us to make estimates and assumptions that directly affect the amounts reported in such statements and accompanying notes.  The Company evaluates these estimates on an ongoing basis utilizing historical experience, consulting with experts and using other methods the Company considers reasonable in the particular circumstances.  Nevertheless, the Company's actual results may differ significantly from the Company's estimates.

The Company believes that certain accounting policies and estimates are of more significance in the Company's financial statement preparation process than others.  The Company believes the most critical accounting policies and estimates include the economic useful lives and salvage values of the Company's assets, provisions for uncollectible accounts receivable, and estimates of exposures under the Company's insurance and claims plans.  To the extent that actual, final outcomes are different than the Company's estimates, or additional facts and circumstances cause the Company to revise the estimates, the earnings during that accounting period will be affected.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company had no cash equivalents at March 31, 2008.

Accounts Receivable Allowance

The Company's trade accounts receivable includes accounts receivable from brokers and the various clients for whom the Company offers its for-hire transportation services. The Company has experienced minimal losses from its inability to collect bad debts and accordingly, the Company has not made any allowances for uncollectible accounts and revenue adjustments as of March 31, 2008.

Smith Systems Transportation Inc.

Notes to Consolidated Financial Statements

March 31, 2008 and 2007

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is calculated on the straight-line method over the following estimated useful lives:

Years
Land improvements	7- 10
Buildings / improvements	20 - 30
Furniture and fixtures	3 – 5
Shop and service equipment	2 – 5
Revenue equipment	3-5
Leasehold improvements	1 – 5

The Company expenses repairs and maintenance as incurred. The Company periodically reviews the reasonableness of its estimates regarding useful lives and salvage values for revenue equipment and other long-lived assets based upon, among other things, the Company's experience with similar assets, conditions in the used revenue equipment market, and prevailing industry practice. Salvage values are typically 3% to 6% for tractors and trailing equipment and consider any agreements with tractor suppliers for residual or trade-in values for certain new equipment.  The Company capitalizes tires placed in service on new revenue equipment as a part of the equipment cost.  Replacement tires and costs for recapping tires are expensed at the time the tires are placed in service.  Gains and losses on the sale or other disposition of equipment are recognized at the time of the disposition.

Impairment of Long-lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets and certain identifiable intangible assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of assets to estimated undiscounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. There has been no impairment as of March 31, 2008.

Revenue Recognition

The Company recognizes revenues, for both asset-based and non-asset-based operations, when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is probable. These conditions are met upon delivery. EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, establishes the criteria for recognizing revenues on a gross or net basis. Pursuant to this guidance, revenue for both asset-based and non-asset-based operations is reported on a gross basis.

Advertising Costs

The Company charges advertising costs to expense as incurred. During the years ended March 31, 2008 and 2007, advertising expense was approximately $5,000 and $5,000, respectively.

Smith Systems Transportation Inc.

Notes to Consolidated Financial Statements

March 31, 2008 and 2007

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent it believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations.

The Company recognizes a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits.

Stock-based Compensation

The Company has not issued any further stock since inception, but would apply the fair value recognition provisions of Financial Accounting Standards Board (FASB), Statement of Financial Accounting Standards, Share-Based Payment, or SFAS No. 123(R), using the modified prospective application method. Under SFAS No. 123R, stock-based compensation expense is measured at the grant date based on the value of the option or restricted stock and is recognized as expense, less expected forfeitures, over the requisite service period.

Concentrations of Credit Risk

Financial instruments, which potentially subject us to concentrations of credit risk, include cash and trade receivables.  For the years ended March 31, 2008 and 2007, the Company's top four customers, based on revenue, accounted for approximately 40% and 26%, of total revenue, respectively.

Financial instruments with significant credit risk include cash. The Company deposits its cash with high quality financial institutions in amounts less than the federal insurance limit of $250,000 in order to limit credit risk. As of March 31, 2008, the Company's bank deposits did not exceeded insured limits.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable and accounts payable approximate fair value because of their short maturities. At March 31, 2008, the Company had $5,097,551 outstanding under promissory notes with various lenders. The fair value of notes payable to various lenders is based on current rates at which the Company could borrow funds with similar remaining maturities.

Smith Systems Transportation Inc.

Notes to Consolidated Financial Statements

March 31, 2008 and 2007

Claims Accruals

Losses resulting from personal liability, physical damage, workers' compensation, and cargo loss and damage are covered by insurance subject to deductible, per occurrence. Losses resulting from uninsured claims are recognized when such losses are known and can be estimated. The Company estimates and accrues a liability for its share of ultimate settlements using all available information. The Company accrues for claims reported, as well as for claims incurred but not reported, based upon its past experience. Expenses depend on actual loss experience and changes in estimates of settlement amounts for open claims which have not been fully resolved. These accruals are based on the Company's evaluation of the nature and severity of the claim and estimates of future claims development based on historical trends. Insurance and claims expense will vary based on the frequency and severity of claims and the premium expense. At March 31, 2008, management estimated $-0- in claims accrual.

Recent Accounting Pronouncements

In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS No. 162”).  SFAS No. 162 identifies the source of accounting principles and the framework for selecting the principles used in the preparation of financial statements that are presented in accordance with accounting principles generally accepted in the United States.  This statement will be effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.”  The Company does not expect the adoption of SFAS No. 162 to have a material impact on the Company’s financial condition, results of operations, and disclosures.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS No. 161”).  This standard revises the presentation of and requires additional disclosures to an entity’s derivative instruments, including how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and how derivative instruments and related hedged items affect its financial position, financial performance and cash flows.  The provisions of SFAS No. 161 are effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  The Company is currently evaluating the impact of adopting of SFAS No. 161 on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an Amendment of ARB 51 (“SFAS No. 160”).  This statement amends ARB 51 and revises accounting and reporting requirements for noncontrolling interests (formerly minority interests) in a subsidiary and for the deconsolidation of a subsidiary.  Upon the adoption of SFAS No. 160 on April 1, 2009, any noncontrolling interests will be classified as equity, and income attributed to the noncontrolling interest will be included in the Company’s income.  The provisions of this standard are applied retrospectively upon adoption.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, (“SFAS No. 141(R)”).  SFAS No. 141(R) clarifies and amends the accounting guidance for how an acquirer in a business combination recognizes and measures the assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree.  The provisions of SFAS No. 141(R) are effective for the Company for any business combinations occurring on or after January 1, 2009.

In December 2008, the FASB issued FSP No. FAS 140-4 and FIN 46(R)-8, which amends SFAS No. 140, to require additional disclosures about transfers of financial assets.  The FSP also amended FASB Interpretation No. 46(R), to provide additional disclosures about entities’ involvement with variable interest entities.  The FSP’s scope is limited to disclosure only and is not expected to have an impact on the Company's consolidated financial position or results of operations.

Smith Systems Transportation Inc.

Notes to Consolidated Financial Statements

March 31, 2008 and 2007

Note 2. Related Party Transactions

From time to time, the company’s 60% owned subsidiary Smith Systems Financial Group advances operating capital to the parent to accommodate operating cash deficiencies. As of March 31, 2008, SST Financial had advanced $1,034,857. These advances are repaid when availability of funds from the parent company are received. There are no terms on these advances and are eliminated in the presentation of consolidated statements.

Note 3. Property and Equipment

Property and equipment consist of the following at March 31, 2008:

	SST	SST Financial	Consolidated
Property Plant and Equipment	5,189,058	9,980	5,199,038
Less: accumulated depreciation)	(3,033,084)	(8,483)	(3,041,567)
Total	2,155,974	1,497	2,157,471

Depreciation expense totaled $543,010 and $ 572,799, respectively, for the years ended March 31, 2008 and 2007.

Note 4. Notes Payable

Notes payable owed by Smith consisted of the following as of March 31, 2008:

Notes payable to bank, due Dec 2012, payable in monthly installments of $65,000.00 @ 9% collateralized by substantially all of the Company's assets	... $2,692,667

Various notes payable to the bank for revolving credit, due May 2009, with monthly interest payments with interest at 9% collateralized by substantially all of the Company's assets	$1,874,490

Note payable to Platte Valley National Bank, due Dec 2010, payable in monthly installments of $1422.57, with interest at 9.5% collateralized by one unit #525	$ 41,393

Various notes payable to Daimler Chrysler, due 2010, payable in monthly installments of $10,745.41, ranging from 8-9%, collateralized by 6 units	$222,010

One parts note payable to Floyds, due 2010, payable in monthly installments of $2663.81, with interest at 8.5% unsecured	$136,340

One note payable to General Motors Acceptance Corp, due November 2009, payable in monthly installments of $778.12, with interest at 8%, secured by a vehicle	$14,081

One note payable to Nissan Motor Corp., due June 2011, payable in monthly installments of $505.35, with interest at 36.9%, secured by a vehicle.	$ 20,380

One Note payable to Colorado Holdings Company, payable in 2 monthly payments of $1250.00 each, this Note has not interest rate and is unsecured	$65,190

One note payable to Arvada Land & Development, due September 2008, payable in monthly installments of $2500.00	$31,000

Totals	$5,097,551

Smith Systems Transportation Inc.

Notes to Consolidated Financial Statements

March 31, 2008 and 2007

The carrying amount of assets pledged as collateral for the installment notes payable totaled $4,463,485 at March 31, 2008.

Note 5. Capital Lease Obligations

The Company leases operating equipment under a capital lease which expires in March, 2009. Information concerning the capital lease is as shown in the tables below.

	March 31
	2008	2007

Cost	$223,617	$223,617
Accumulated Depreciation	(89,446)	(67,085)

Net Book Value	$134,171	$156,532

The above are included in Property, Plant, and Equipment on the Balance Sheet at March 31, 2008 and 2007 respectively.

Minimum future lease payments under this lease are as follows:

	March 31
	2008	2007

2008	$–	$35,964
2009	35,964	35,964

	35,964	71,928
Less Amount Representing Interest	(1,352)	(5,094)

Capital Lease Obligation	$34,612	$66,834

The above debt amounts are included in the Balance Sheet in the respective short-term and long-term capital lease obligations at March 31, 2008 and 2009, respectively.

Note 6 - Income Taxes

The Company accounts for income taxes under SFAS 109, which requires use of the liability method. SFAS 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences.

Smith Systems Transportation Inc.

Notes to Consolidated Financial Statements

March 31, 2008 and 2007

Deferred tax assets and liabilities at the end of each period are determined using the currently effective tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized. The reconciliation of enacted rates the years ended March 31, 2008 and March 31, 2007 is as follows:

	2008	2007

Federal	34%	34%
State	0%	0%
Net operating loss carryforward	-	-
Increase in valuation allowance	(34%)	(34%)
	-	-

At March 31, 2008, the Company had a net operating loss carry forward of approximately $2,495,205.00 that may be offset against future taxable income subject to limitations imposed by the Internal Revenue Service. This carryforward is subject to review by the Internal Revenue Service and, if allowed, may be offset against taxable income through 2028. A portion of the net operating loss carryovers begin expiring in 2019.

Deferred tax assets are as follows:

	2008	2007
Deferred tax asset due to net operating loss	$ 448,082	331,936
Valuation allowance	(448,082)	(331,936)
Net Asset less liability	-0 -	-0 -

The deferred tax asset relates principally to the net operating loss carryforward. A valuation allowance was established at March 31, 2008 and March 31, 2007 to eliminate the deferred tax benefit that existed at that time since it is uncertain if the tax benefit will be realized. The deferred tax asset (and the related valuation allowance) increased by $373,000 and $270,000 for the years ended March 31, 2008 and March 31, 2007, respectively.

Effective October 1, 2007 the Company must adopt the provisions of Financial Interpretation 48 (FIN 48), “Accounting for Uncertainty in Income Taxes.” Management does not believe the adoption will have a material impact on future results of operations.

Note 7. Shareholder’s Equity

Common Stock

The Company has not issued any of its common stock or granted any options or warrants since inception.

Smith Systems Transportation Inc.

Notes to Consolidated Financial Statements

March 31, 2008 and 2007

Note 8. Commitments and Contingencies

Operating Leases

The Company has no office space under non-cancellable lease agreements. The Company only has informal month to month leases.

The Company leases vehicles and trailers under various non-cancelable operating leases expiring through November 2009. Vehicle and trailer lease expense for the period ended December 31, 2008 totaled $209,975

Purchase Commitments

The Company’s purchase commitments for revenue equipment are currently under negotiation. Upon execution of the purchase commitments, the Company anticipates that purchase commitments under contract will have a net purchase price of approximately $300,000 and will be paid throughout 2010.

Claims and Assessments

The Company is involved in certain claims and pending litigation arising from the normal conduct of business.  Based on the present knowledge of the facts and, in certain cases, opinions of outside counsel, the Company believes the resolution of these claims and pending litigation will not have a material adverse effect on the Company's financial condition, results of operations or liquidity.

Note 9. Business Combinations

Smith Financial Group, LLC is a factoring company which is 60% owned by Smith Systems Transportation Corp.

Smith Financial Group LLC is reported on a consolidated basis, the minority interest of 40% is reported in the mezzanine section of the balance sheet.

Contingent Consideration

The Company has no contingent liabilities at this time.

Note 10. Subsequent Events

On August 28, 2008, all of the Company’s stock was acquired by Integrated Freight Systems, Inc. (“IFG”), a Florida-based company under the terms of a Stock Exchange Agreement, resulting in a change in control.  The accounting date of the acquisition was September 1, 2008 and the transaction was accounted for under the purchase method in accordance with SFAS 141.

FINANCIAL STATEMENTS OF MORRIS TRANSPORTATION, INC.

Page

Report of Independent Registered Public Accounting Firm	F-35

Balance Sheets at March 31, 2008 and 2007	F-26

Statements of Operations for the years ended
March 31, 2008 and 2007	F-37

Statement of Changes in Stockholder’s Equity
for the period from April 1, 2006 through March 31, 2008	F-38

Statements of Cash Flows for the years ended
March 31, 2008 and 2007	F-39

Notes to Financial Statements	F-40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder

Morris Transportation, Inc.

Hamburg, Arkansas

We have audited the accompanying balance sheets of Morris Transportation, Inc. as of March 31, 2008 and 2007, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended March 31, 2008 and 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Morris Transportation, Inc. as of March 31, 2008 and 2007, and the results of its operations and its cash flows for the years ended March 31, 2008 and 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ Cordovano and Honeck LLP

Cordovano and Honeck LLP

Englewood, Colorado

May 9, 2009

Morris Transportation Inc.

Balance Sheets at March 31, 2008 and 2007

	March 31,
	2008	2007
Assets
Current assets:
Cash	$78,436	$69,792
Trade receivables, net of allowance for
doubtful accounts of $-0- and $-0-, respectively	918,840	1,270,432
Other current assets	37,661	36,982

Total current assets	1,034,937	1,377,206

Property and equipment, net of accumulated
depreciation of $2,552,307 and $1,749,700, respectively (Note 3)	5,005,351	5,263,056

Total assets	$6,040,288	$6,640,262

Liabilities and Stockholder’s Equity

Current liabilities:
Accounts payable	$77,855	$113,716
Current portion of notes payable (Note 6)	1,203,995	1,318,108
Line of credit (Note 5)	744,200	680,138
Other current liabilities	60,697	128,761

Total current liabilities	2,086,747	2,240,723

Long term debt:
Note payable, less current portion (Note 6)	3,293,094	3,558,033

Total liabilities	5,379,841	5,798,756

Commitments and contingencies (Note 9)	—	—

Stockholder’s equity (Note 8):
Common stock, $1.00 par value; 1,000 shares authorized,
200 shares issued and outstanding at March 31, 2008 and March 31, 2007	200	200
Retained earnings	660,247	841,306

Total stockholder’s equity	660,447	841,506

Total liabilities and stockholder’s equity	$6,040,288	$6,640,262

Morris Transportation Inc.

Statements of Operations for the years ended

March 31, 2008 and 2007

	Years Ended March 31,
	2008	2007
Operating revenues, including fuel surcharges and rental	$12,363,823	$11,918,175

Operating expenses:
Rents and purchased transportation	3,626,272	3,801,066
Salaries, wages and employee benefit	3,122,724	2,781,105
Fuel and fuel taxes	3,576,765	3,581,861
Depreciation and amortization	899,267	818,235
Insurance and claims	392,418	292,474
Operating taxes and licenses	115,153	68,563
General and administrative expenses	222,095	159,392

Total operating expenses	11,954,694	11,502,696

Operating income	409,129	415,479

Other income/(expense):
Interest expense	(378,135)	(261,154)
Loss on disposition of equipment	(71,387)	(119,125)

Total other income/(expense)	(449,522)	(380,279)

Loss before income taxes	(40,393)	35,200

Provision for income taxes	—	—

Net loss	$(40,393)	$35,200

Pro forma adjustments (Note 1):
Officer/shareholder distributions	140,666	234,707
Income taxes	(46,000)	(89,000)

Pro forma net loss	$54,273	$180,907

Morris Transportation Inc.

Statement of Changes in Stockholder’s Equity

for the period from April 1, 2006 through March 31, 2008

	Common Stock		Retained
	Shares	Par Value	Earnings	Total

Balance at April 1, 2006	200	$200	$1,040,813	$1,041,013

Owner distributions	—	—	(234,707)	(234,707)
Net income	—	—	35,200	35,200

Balance at March 31, 2007	200	200	841,306	841,506

Owner distributions	—	—	(140,666)	(140,666)
Net income	—	—	(40,393)	(40,393)

Balance at March 31, 2008	200	$200	$660,247	$660,447

Morris Transportation Inc.

Statements of Cash Flows for the years ended

March 31, 2008 and 2007

	Years Ended March 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(40,393)	$35,200
Adjustments to reconcile net income to net cash
used by operating activities:
Depreciation and amortization	899,267	818,235
Loss on asset dispositions	71,387	119,125
Changes in operating assets and liabilities:
(Increase)/decrease in accounts receivable	351,592	(38,386)
(Increase)/decrease in other current assets	(679)	(10,799)
Increase/(decrease) in accounts payable	(35,861)	59,110
Increase/(decrease) in other current liabilities	(68,064)	17,383
Net cash provided by (used in)
operating activities	1,177,249	999,868

Cash flows from investing activities:
Acquisitions of property and equipment	(712,949)	(1,734,452)
Net cash provided by (used in)
investing activities	(712,949)	(1,734,452)

Cash flows from financing activities:
Proceeds from notes payable	—	948,233
Repayment of notes payable	(314,990)	—
Distributions paid to common shareholders	(140,666)	(234,707)
Net cash provided by (used in)
financing activities	(455,656)	713,526

Net change in cash	8,644	(21,058)

Cash, beginning of year	69,792	90,850

Cash, end of year	$78,436	$69,792

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$—	$—
Interest	$378,135	$261,154

Morris Transportation Inc.

Notes to Financial Statements

March 31, 2008 and 2007

Note 1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Business

Morris Transportation, Inc. (an Arkansas corporation) and subsidiaries (the “Company”) is a closely held S corporation operating as a short to medium-haul truckload carrier of dry van materials headquartered in Hamburg, Arkansas.. The Company also has service centers located throughout the United States. The Company is subject to regulation by the Department of Transportation, OSHEA and various state regulatory authorities.

Note 2.  Uses of Estimates

The financial statements contained in this report have been prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of these statements requires us to make estimates and assumptions that directly affect the amounts reported in such statements and accompanying notes. The Company evaluates these estimates on an ongoing basis utilizing historical experience, consulting with experts and using other methods the Company considers reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from estimates.

The Company believes that certain accounting policies and estimates are of more significance in its financial statement preparation process than others. The Company believes the most critical accounting policies and estimates include the economic useful lives and salvage values of  assets, provisions for uncollectible accounts receivable, and estimates of exposures under the Company's insurance and claims plans. To the extent that actual, final outcomes are different than the Company's estimates, or additional facts and circumstances cause us to revise the Company's estimates, its earnings during that accounting period will be affected.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company had no cash equivalents at March 31, 2008.

Accounts Receivable Allowance

The Company trade accounts receivable includes accounts receivable from brokers and the various clients for whom the Company offer its for-hire transportation services. The Company has experienced minimal losses from the Company's inability to collect bad debts and accordingly, the Company has not made any allowances for uncollectible accounts and revenue adjustments as of March 31, 2008.

Impairment of Long-lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets and certain identifiable intangible assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of assets to estimated undiscounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. There has been no impairment as of March 31, 2008.

Morris Transportation Inc.

Notes to Financial Statements

March 31, 2008 and 2007

Revenue Recognition

The Company recognizes revenues, for both asset-based and non-asset-based operations, when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is probable. These conditions are met upon delivery. EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, establishes the criteria for recognizing revenues on a gross or net basis. Pursuant to this guidance, revenue for both asset-based and non-asset-based operations is reported on a gross basis.

Advertising Costs

The Company charges advertising costs to expense as incurred. During the years ended March 31, 2008 and 2007, advertising expense was approximately $5,000 and $5,000, respectively.

Income Taxes

Income Taxes and Related Pro Forma Adjustments

The Company elects to be taxed as an S corporation. As such, there is no provision for income taxes in the accompanying financial statements. As an S corporation, the Company makes distributions to the Company's shareholders annually and charge those distributions to retained earnings.

The accompanying statements of income include pro forma adjustments to reflect as salaries distributions to shareholders and to reflect an estimated provision for income taxes. The effective income tax rate used on the pro forma adjustments is that estimated had the Company been a C corporation.

Stock-based Compensation

The Company has not issued any further stock since inception, but would apply the fair value recognition provisions of Financial Accounting Standards Board (FASB), Statement of Financial Accounting Standards, Share-Based Payment, or SFAS No. 123(R), using the modified prospective application method. Under SFAS No. 123R, stock-based compensation expense is measured at the grant date based on the value of the option or restricted stock and is recognized as expense, less expected forfeitures, over the requisite service period.

Concentrations of Credit Risk

Financial instruments, which potentially subject us to concentrations of credit risk, include cash and trade receivables. For the years ended March 31, 2008 and 2007, the Company's top four customers, based on revenue, accounted for approximately 40% and 36%, of total revenue, respectively. The Company's top four customers, based on revenue, accounted for approximately 30% and 26% of the Company's total trade accounts receivable at March 31, 2008 and 2007, respectively.

Financial instruments with significant credit risk include cash. The Company deposits its cash with high quality financial institutions in amounts less than the federal insurance limit of $250,000 in order to limit credit risk. As of March 31, 2008, the Company’s bank deposits did not exceeded insured limits.

Morris Transportation Inc.

Notes to Financial Statements

March 31, 2008 and 2007

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable and accounts payable approximate fair value because of their short maturities. At March 31, 2008, the Company has $5,097,699 outstanding under promissory notes with various lenders. The fair value of notes payable to various lenders is based on current rates at which the Company could borrow funds with similar remaining maturities.

Claims Accruals

Losses resulting from personal liability, physical damage, workers’ compensation, and cargo loss and damage are covered by insurance subject to deductible, per occurrence. Losses resulting from uninsured claims are recognized when such losses are known and can be estimated. The Company estimates and accrues a liability for the Company's share of ultimate settlements using all available information. The Company accrues for claims reported, as well as for claims incurred but not reported, based upon past experience. Expenses depend on actual loss experience and changes in estimates of settlement amounts for open claims which have not been fully resolved. These accruals are based on evaluation of the nature and severity of the claim and estimates of future claims development based on historical trends. Insurance and claims expense will vary based on the frequency and severity of claims and the premium expense. At March 31, 2008, management estimated $-0- in claims accrual.

Earnings per Share

The Company calculates earnings per share in accordance with SFAS No. 128, “Earnings per Share.” Basic income per share is computed by dividing the net income by the weighted-average number of common shares outstanding during the period. The Company has no warrants or stock option plan that would be dilutive. At December 31, 2008, there was no effect between the basic and diluted loss per share.

Recent Accounting Pronouncements

In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS No. 162”). SFAS No. 162 identifies the source of accounting principles and the framework for selecting the principles used in the preparation of financial statements that are presented in accordance with accounting principles generally accepted in the United States. This statement will be effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.”  The Company does not expect the adoption of SFAS No. 162 to have a material impact on the Company’s financial condition, results of operations, and disclosures.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS No. 161”). This standard revises the presentation of and requires additional disclosures to an entity’s derivative instruments, including how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and how derivative instruments and related hedged items affect its financial position, financial performance and cash flows. The provisions of SFAS No. 161 are effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company is currently evaluating the impact of adopting of SFAS No. 161 on its consolidated financial statements.

Morris Transportation Inc.

Notes to Financial Statements

March 31, 2008 and 2007

In December 2007, the FASB issued SFAS No. 160, No controlling Interests in Consolidated Financial Statements – an Amendment of ARB 51 (“SFAS No. 160”). This statement amends ARB 51 and revises accounting and reporting requirements for no controlling interests (formerly minority interests) in a subsidiary and for the deconsolidation of a subsidiary. Upon the adoption of SFAS No. 160 on April 1, 2009, any no controlling interests will be classified as equity, and income attributed to the no controlling interest will be included in the Company’s income. The provisions of this standard are applied retrospectively upon adoption.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, (“SFAS No. 141(R)”). SFAS No. 141(R) clarifies and amends the accounting guidance for how an acquirer in a business combination recognizes and measures the assets acquired, liabilities assumed, and any no controlling interest in the acquire. The provisions of SFAS No. 141(R) are effective for the Company for any business combinations occurring on or after January 1, 2009.

In December 2008, the FASB issued FSP No. FAS 140-4 and FIN 46(R)-8, which amends SFAS No. 140, to require additional disclosures about transfers of financial assets. The FSP also amended FASB Interpretation No. 46(R), to provide additional disclosures about entities’ involvement with variable interest entities. The FSP’s scope is limited to disclosure only and is not expected to have an impact on the Company’s consolidated financial position or results of operations.

Note 3. Property and Equipment

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is calculated on the straight-line method over the following estimated useful lives:

Years
Land improvements	7- 10
Buildings / improvements	20 – 30
Furniture and fixtures	3 – 5
Shop and service equipment	2 – 5
Revenue equipment	3-5
Leasehold improvements	1 – 5

The Company expenses repairs and maintenance as incurred. The Company periodically reviews the reasonableness of its estimates regarding useful lives and salvage values for revenue equipment and other long-lived assets based upon, among other things, the Company’s experience with similar assets, conditions in the used revenue equipment market, and prevailing industry practice. Salvage values are typically 3% to 6% for tractors and trailing equipment and consider any agreements with tractor suppliers for residual or trade-in values for certain new equipment. The Company capitalizes tires placed in service on new revenue equipment as a part of the equipment cost. Replacement tires and costs for recapping tires are expensed at the time the tires are placed in service. Gains and losses on the sale or other disposition of equipment are recognized at the time of the disposition.

Morris Transportation Inc.

Notes to Financial Statements

March 31, 2008 and 2007

Property and equipment consist of the following at March 31, 2008 and 2007:

	March 31,
	2008	2007
Cost	$7,557,658	$7,012,756
Accumulated Depreciation	(2,552,307)	(1,749,700)

Net Carrying Value	$5,005,351	$5,263,056

Depreciation Expense for the years ended March 31, 2008 and 2007 was $899,267 and $818,235, respectively.

Note 4. Notes Payable

Line of credit with interest rate of 8.5%, $800,000 limit, secured by company receivables maturing August 2008	$744,200

Various notes payable to Chrysler Financial payable in monthly installments ranging from $569 to $5,687 including interest through May 2013 with interest rate ranging from 5.34% to 8.07% secured by equipment	$2,376,667

Various notes payable to First Continental Bank payable in monthly installments ranging from $1,805 to $5,829 including interest through June 2010 with interest rate ranging from 5.9% to 7.25% secured by equipment	$179,028

Various notes payable to GE Financial payable in monthly installments ranging from $2,999 to $7,535 including interest through April 2013 with interest rate ranging from 6.69% to 8.53% secured by equipment	$1,726,436

6.9% note payable to a GMAC Financial in installments of $667 including interest, through August 2013 secured by a vehicle	$15,112

8.59% note payable to a Wells Fargo Bank payable in monthly installments of $4,271 including interest, through October 2011 secured by equipment	$199,846

The carrying amount of assets pledged as collateral for the installment notes payable totaled $4,371,885 at December 31, 2008

Morris Transportation Inc.

Notes to Financial Statements

March 31, 2008 and 2007

Note 5. Shareholder’s Equity

Common Stock

The Company has not issued any of its common stock or granted any options or warrants since inception.

Note 6. Commitments and Contingencies

Operating Leases

The Company has no office space under non-cancellable lease agreements. The Company only has informal month to month leases.

The Company leases vehicles and trailers under various non-cancelable operating leases expiring through November 2009. Vehicle and trailer lease expense for the period ended December 31, 2008 totaled $209,975

Purchase Commitments

The Company’s purchase commitments for revenue equipment are currently under negotiation. Upon execution of the purchase commitments, the Company anticipates that purchase commitments under contract will have a net purchase price of approximately $300,000 and will be paid throughout 2010.

Claims and Assessments

The Company is involved in certain claims and pending litigation arising from the normal conduct of business. Based on the present knowledge of the facts and, in certain cases, opinions of outside counsel, the Company believes the resolution of these claims and pending litigation will not have a material adverse effect on the Company's financial condition, results of operations or liquidity.

Contingent Consideration

The Company has no contingent liabilities at this time.

Note 7.  Subsequent Events

On August 28, 2008, all of the Company’s stock was acquired by Integrated Freight Systems, Inc. (“IFG”), a Florida-based company under the terms of a Stock Exchange Agreement, resulting in a change in control. The accounting date of the acquisition was September 1, 2008 and the transaction was accounted for under the purchase method in accordance with SFAS 141.

INTEGRATED FREIGHT SYSTEMS, INC.

Pro Forma Financial Information.

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed financial statements give effect to Integrated Freight Systems Inc.’s (“IFS”) acquisitions of Morris Transportation (“Morris”) and Smith Systems Transportation (“Smith”) period from May 13, 2008 (inception) through December 31, 2008.

The unaudited pro forma condensed statements of operations are presented as if the transaction was consummated at the beginning of the period presented.

The unaudited pro forma condensed statements of operations should be read in conjunction with the accompanying notes and the separate audited financial statements and notes thereto of each of the companies included in the pro forma as of the balance sheet date and their respective year-ends.

The unaudited pro forma condensed statements of operations may not be indicative of the results that actually would have occurred if the transaction had been effective on the dates indicated nor are they results that may be obtained in the future.

INTEGRATED FREIGHT SYSTEMS, INC.
PRO-FORMA STATEMENT OF OPERATIONS
FOR THE PERIOD MAY 13, 2008 (INCEPTION) TO DECEMBER 31, 2008

	Smith		Integrated
	Systems	Morris	Freight	Unaudited
	Transportation	Transportation	Systems	Pro-Forma
	Inc.	Inc.	Inc.	Total

Revenues	$ 5,506,073	$9,355,546	$ -	$14,861,619

Operating Expenses
Rents and purchased transportation	1,930,784	1,500,156		3,430,940
Salaries, wages and employee benefit	1,448,303	2,320,689	375,750	4,144,742
Fuel and fuel taxes	1,318,483	2,192,004		3,510,487
Depreciation and amortization	329,415	622,299	162,551	1,114,265
Insurance and claims	309,936	229,619		539,555
Operating taxes and licenses	48,499	81,050		129,549
General and administrative expenses	200,148	2,160,972	38,632	2,399,752

	5,585,568	9,106,789	576,933	15,269,290

Income before Other Income (Expense)	(79,495)	248,757	(576,933)	(407,671)

Other Income (Expense)
Other income	(10,222)	-		(10,222)
Interest Income		-		-
Gain (Loss) on Equipment Dispositions	28,142	-		28,142
Interest Expense	(39,164)	(237,876)	(95,867)	(372,907)

Total Other Income (Expense)	(21,244)	(237,876)	(95,867)	(354,987)

Net Income Before Minority Interest	(100,739)	10,881	(672,800)	(762,658)

Minority interest in earnings of Subsidiary	(50,885)	-	-	(50,885)

	$(151,624)	$ 10,881	$(672,800)	$ (813,543)

INTEGRATED FREIGHT SYSTEMS, INC.

Pro Forma Financial Information.

Business Combinations

Smith Systems Transportation, Inc.

On August 28, 2008, IFS acquired 100% of the common stock of Smith, a Nebraska-based hazardous waste carrier, under the terms of a Stock Exchange Agreement.  The accounting date of the acquisition was September 1, 2008 and the transaction was accounted for under the purchase method in accordance with SFAS 141. The aggregate purchase price was $456,250, including 825,000 shares of IFS’s common stock valued at $0.25 per share and a $250,000 promissory note.

Morris Transportation, Inc.

On August 28, 2008, IFS acquired 100% of the common stock of Morris, an Arkansas-based dry van truckload carrier, under the terms of a Stock Exchange Agreement.  The accounting date of the acquisition was September 1, 2008 and the transaction was accounted for under the purchase method in accordance with SFAS 141. The aggregate purchase price was $1,350,000, including 3,000,000 shares of IFS’s common stock valued at $0.25 per share and a $600,000 promissory note.

Due to the need for capital at the time of the transaction the Company believes it unlikely any adjustments on a pro-forma basis would be necessary had the transaction been effective May 13, 2008.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

§607.0850 of the Florida Business Corporation Act and our bylaws permit us to indemnify any person who was or is a party to any proceeding (unless we are suing that person), by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of a subsidiary against liability incurred in connection with such proceeding, including any appeal thereof, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

We are also empowered to indemnify any such person who brings an action on our behalf; provided, that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that any such person has been successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Unless indemnification is made pursuant to a determination by a court, we shall make indemnification only as authorized in the specific case upon a determination of (i) our board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding or (ii) if such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding or (iii) by independent legal counsel or (iv) by the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

A complete statement of§607.0850 of the Florida Business Corporation Act is available at http://www.leg.state.fl.us/Statutes/index.cfm?App_mode=Display_Statute&Search_String=&URL=Ch0607/SEC0850.HTM&Title=->2008->Ch0607->Section%200850#0607.0850.

Item 21. Exhibits and Financial Statement Schedules.

Exhibits:

2.01	Amended & Restated Stock Purchase Agreement [Nutmeg/Fortuna Fund, LLLP]
2.02	Stock Purchase Agreement [PlanGraphics]
3.01	Articles of Incorporation
3.02	Bylaws
5	Opinion re: Legality

10.01A	Stock Exchange Agreement [Morris Transportation, Inc.]
10.01B	Amendments to Stock Purchase Agreement [Morris Transportation, Inc.]
10.01C	Letter waiver of conditions subsequent in Stock Purchase Agreement [Morris Transportation, Inc.]
10.01D	Amended Secured Promissory Note
10.02A	Stock Exchange Agreement [Smith Systems Transportation, Inc.]
10.02B	Amendments to Stock Purchase Agreement [Smith Systems Transportation, Inc.]
10.02C	Letter waiver of conditions subsequent in Stock Purchase Agreement [Smith Systems Transportation, Inc.]
10.02D	Form of Amended Secured Promissory Note
10.03	Form of Lockup – Leak-out Agreement
21	Subsidiaries of the registrant
23.01	Consent of counsel (included in Exhibit 5)
23.02	Consent of Cordovano & Honeck LLP, independent public accountants
23.03	Consent of Sherb & Co., LLP, independent public accountants

Item 22. Undertakings.

(a) §229.512	(Item 512) Undertakings –

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to supplement the information statement/prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the information statement/prospectus, to each person to whom the information statement/prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a–3 or Rule 14c–3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(f) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(g)(1) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a information statement/prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(g)(2) The registrant undertakes that every information statement/prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) Other S-4 undertakings –

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota State of Florida on June 3, 2009.

Integrated Freight Systems, Inc.

By: /s/ Paul A. Henley

Paul A. Henley, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature and Name:	Capacity in which signed:	Date:

/s/ Paul A. Henley	Director and Principal Executive Officer	June 3, 2009
Paul A. Henley

/s/ Henry P. Hoffman	Director	June 3, 2009
Henry P. Hoffman

/s/ T. Mark Morris	Director	June 3, 2009
T. Mark Morris

/s/ Monte W. Smith	Director	June 3, 2009
Monte W. Smith

/s/ J. Richard Iler	Principal Accounting Officer	June 3, 2009
J. Richard Iler